UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Christopher & Banks Corporation
(Name of Registrant as Specified In Its Charter)

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To Our Stockholders:

Christopher & Banks Corporation is holding its Annual Meeting of Stockholders (“Annual Meeting”) on Wednesday, June 26, 2019 at 9:00 a.m. Central Time. You may attend the Annual Meeting in person and vote and submit questions during the Annual Meeting.

The following pages include the formal notice of the Annual Meeting and the proxy statement. The proxy statement describes and provides information on the matters to be acted on at the Annual Meeting. It is important that your shares be represented at the meeting, regardless of whether you plan to attend. After reviewing the proxy statement, please vote your shares as soon as possible through the voting options available to you as described in the proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Christopher & Banks Corporation and encourage you to join us at the Annual Meeting.

Sincerely,

Keri L. Jones
President and Chief Executive Officer

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. Central Time on Wednesday, June 26, 2019

PLACE:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

ITEMS OF BUSINESS:	1.	To elect six directors as nominated by our Board of Directors to each serve a one-year term.
	2.	To approve, on an advisory basis, the compensation of our named executive officers (the "Say-on-Pay Proposal").
	3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020 ("Fiscal 2019").
4.
To authorize the Company's Board of Directors, in its discretion, to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock at a ratio of 1-for-3 to 1-for-8, such ratio to be determined by the Board of Directors.

	5.	To consider such other business that properly comes before the Annual Meeting or any adjournment of the Annual Meeting.

ANNUAL REPORT AND PROXY STATEMENT:	A copy of our proxy statement and annual report is available at https://materials.proxyvote.com/171046.

DATE OF MAILING OR AVAILABILITY:	This Notice of Annual Meeting of Stockholders and the proxy statement are first being mailed or made available, as the case may be, to stockholders on or about May 15, 2019.

RECORD DATE:
You may vote at the Annual Meeting if you were a stockholder of record of Christopher & Banks Corporation, or if you hold shares through a broker or other nominee, as of the close of business on April 29, 2019.

PROXY VOTING:	Your vote is important to us. You may vote via proxy:

	1.	By visiting www.proxyvote.com on the Internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning the enclosed proxy card if you received printed copies of the proxy materials.

For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or nominee.

Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined above.

Important Notice Regarding Availability of Proxy Materials on the Internet
We are furnishing proxy materials to certain stockholders over the Internet. On or about May 15, 2019, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) containing instructions on how to access our 2019 proxy statement and Fiscal 2018 annual report and to vote online or via telephone. If you received the Notice of Availability and would like to receive a copy of the printed proxy materials, the Notice of Availability contains instructions on how you can request copies of these documents. Please vote your shares promptly to ensure that they are represented at the meeting.

For the Board of Directors

Luke R. Komarek
Senior Vice President, General Counsel & Corporate Secretary

PROXY STATEMENT SUMMARY

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 26, 2019, 9:00 a.m. Central Time

Place:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, 15th Floor, Minneapolis, Minnesota

Record Date:	April 29, 2019

ATTENDING THE REGULAR MEETING OF STOCKHOLDERS

•	Registration opens at 8:30 a.m. Central Time.

•	Meeting starts at 9:00 a.m. Central Time.

•	If you plan to attend the meeting, photo identification may be requested in order to be admitted to the meeting.

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting.

•	Attendees will be expected to follow the Rules of Conduct for the meeting.

MEETING AGENDA AND BOARD RECOMMENDATIONS

	Item	Board Recommendation	Page Reference
1.	Election of six director nominees.	FOR All Director Nominees	1
2.	Advisory vote on executive compensation.	FOR	33
3.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2019.	FOR	36
4.	Approval of a reverse stock split.	FOR	37

CORPORATE GOVERNANCE

Christopher & Banks understands that corporate governance practices change and evolve over time. We seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the Company. Our current governance practices include the following:

Annual election of all directors.	Board attendance during Fiscal 2018 of between 87.5% and 100% for all of the directors who served in Fiscal 2018.
Majority voting and a director resignation policy for directors in uncontested elections.	Executive sessions of independent directors held periodically.
Independent Board Chair.	Company policy prohibiting pledging and hedging of Company stock.
Only two directors are not independent – our current CEO and former interim CEO.	Periodic Board and committee self-assessments.
Our directors are limited to service on four public company boards (three if also serving as a public company CEO). Current average is less than two.	Average Board tenure of less than four years.
Stock ownership guidelines for directors and executive officers.	Mandatory retirement age for independent directors.

BACKGROUND ON DIRECTOR NOMINEES

Our Board of Directors has nominated six directors for election at the Annual Meeting. Please see “Item 1 - Election of Directors” beginning on page 1 of this proxy statement for additional information about each nominee.

					Committee Memberships			Current Membership on Other Public Boards
Name	Age	Director Since	Position	Independent	AC	CC	G&NC
Jonathan Duskin	51	2016	Chief Executive Officer of Macellum Capital Management, LLC	Yes	M	M	M	1
Seth Johnson	65	2016	Former Chief Executive Officer of Pacific Sunwear	Yes	C	—	—	1
Keri Jones	55	2018	President & Chief Executive Officer of Christopher & Banks Corporation	No	—	—	—	—
Kent Kleeberger	67	2016	Chair of the Board of Directors; Former Executive Vice President, Chief Operating Officer, Chico's FAS, Inc.	Yes	—	C	M	1
William Sharpe, III	56	2012	Partner of Pathfinder Companies, LLC	Yes	M	M	—	—
Allison Wing	52	N/A	Chief Marketing/Digital Officer, Bright Health; Former Chief Marketing Officer and Executive Vice President, Digital Channels for Maurices Incorporated	Yes	—	—	—	1

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
G&NC	Governance & Nominating Committee

ITEM 2 - ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	33
Board Recommendation	34

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
Audit Committee Report	35
Independent Registered Public Accounting Firm Fees	36
Auditor Services Pre-Approval Policy	36

ITEM 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019	36
Board Recommendation	37

ITEM 4 - AUTHORIZATION OF THE BOARD OF DIRECTORS TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK	37
General	37
Reasons for the Reverse Stock Split and Other Considerations	38
Other Reasons for the Reverse Stock Split	38
Certain Risks Associated with the Reverse Stock Split	39
Board Discretion to Implement the Reverse Stock Split	40
Principal Effects of the Reverse Stock Split	40
Accounting Matters	41
Effective Date	41
Mechanics of the Reverse Stock Split	41
Fractional Shares	42
Dissenters' or Appraisal Rights	42
Interests of Directors and Executive Officers	42
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	42
Vote Required	44
Board Recommendation	44

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	44
What proposals will be voted on at the Annual Meeting?	44
How does the Board of Directors recommend that I vote?	44
Will any other business be considered at the meeting?	44
Who may attend and vote at the Annual Meeting?	44
How many votes do I have?	45
How do I vote my shares?	45
What constitutes a quorum for holding the Annual Meeting?	45
What is the effect of giving a proxy?	46
What is the difference between a “stockholder of record” and a “street name” holder?	46
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?	46
What does it mean if I receive more than one Notice of Availability or proxy card?	46
What if I do not specify how I want my shares voted?	46
Can I revoke my proxy and change my vote?	47
What vote is required to approve each proposal, and how are votes counted?	47
Where can I find the voting results of the meeting?	48
Who will count the votes?	48
How can I attend the Annual Meeting?	48
Are members of the Board required to attend the Annual Meeting?	49
Who pays for the cost of proxy preparation and solicitation?	49

PROXY STATEMENT
FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2019

The Board of Directors (the “Board”) of Christopher & Banks Corporation (the “Company”, “we”, “us” and “Christopher & Banks”) is soliciting proxies for use at the Christopher & Banks 2019 Annual Meeting of Stockholders (“Annual Meeting”) to be held at 9:00 a.m. Central Time on Wednesday, June 26, 2019, at Dorsey & Whitney LLP’s offices at 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota and at any adjournment or postponement of the meeting. On or about May 15, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to Stockholders. Our proxy statement and 2018 Annual Report to Stockholders are available at https://materials.proxyvote.com/171046.

ITEM 1 — ELECTION OF DIRECTORS

Our Board currently has seven members. All of the current directors’ terms expire as of the Annual Meeting. The Board is proposing that the six nominees described below be elected for a term expiring at the 2020 Annual Meeting of Stockholders, or when their successors are duly elected and qualified.

Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee if one is selected by the Board, subject, as applicable, to the terms of the Support Agreement described below. Alternatively, the Board, at its option, may reduce the number of directors that are nominated for election.

The Company’s by-laws require directors to be elected by a majority of votes cast with respect to such director in uncontested elections (meaning, the number of shares voted “For” a director must exceed the number of votes cast “Against” that director).

In accordance with the Company’s Corporate Governance Guidelines, if an incumbent director is not elected by a majority vote in an uncontested election, the director must promptly tender her or his resignation to the Board of Directors. The Governance & Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until her or his successor is duly elected or her or his earlier resignation or removal.

2019 Director Nomination Process

Support Agreement

On March 10, 2016, after discussions with Macellum Retail Opportunity Fund, LP and certain of its affiliates (collectively, “Macellum”), whose Chief Executive Officer is Jonathan Duskin, one of our nominees for director, as well as discussions with certain other institutional stockholders regarding potential changes to the composition of our Board, we entered into a support agreement with Macellum (the “Support Agreement”). Pursuant to the Support Agreement, effective as of the 2016 Annual Meeting, the size of the Board was reduced from nine to seven members and the slate of directors nominated by the Board for the 2016 Annual Meeting included two nominees designated by Macellum: Jonathan Duskin and Seth Johnson (the “Macellum Designees”).

The Support Agreement also provides that at least one Macellum Designee who meets all independence or other requirements under applicable law and the rules and regulations of New York Stock Exchange ("NYSE") for service on such committee will be appointed to each committee of the Board. The Board has determined that both Mr. Duskin and Mr. Johnson meet all such requirements and Mr. Duskin currently serves on the Audit, Compensation, and Governance & Nominating Committees and Mr. Johnson chairs the Audit Committee. Additionally, during the term of the Support Agreement, in the event either of the Macellum Designees ceases to serve subsequent to his election due to his resignation, only Macellum may fill the vacancy of a Macellum Designee. However, should Macellum cease to beneficially own an aggregate net long position (as such term is defined in Rule 14e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least the lesser of (i) 1,853,974 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); and (ii) 5% of the outstanding shares of the Company's Common Stock, then each of the Macellum Designees will be deemed to have resigned from the Board and any committee of the Board on which such designee then sits and Macellum will no longer be able to designate a replacement candidate. The Support Agreement will terminate on the earlier to occur of the mutual agreement of the Company and Macellum, or the date and time that no Macellum Designees serve on the Board.

The Support Agreement does not require the Board to nominate any specific candidates for director for the 2019 Annual Meeting or for any subsequent annual meetings, but during the term of the Support Agreement, the Board must provide Macellum notice of its decision not to nominate any Macellum Designee for election at an annual meeting at least twenty days prior to the deadline for Macellum to nominate director candidates in accordance with our by-laws, and the annual meeting may not be held less than ninety days after such notice.

Director Nominees

The Board has nominated five of the seven current directors, Jonathan Duskin; Seth Johnson; Keri Jones; Kent Kleeberger; and William Sharpe, III for election to the Board to serve until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified. In addition, the Board has nominated Allison Wing for election to the Board to serve until the 2020 Annual Meeting of Stockholders. Pursuant to the terms of his amended Employment Agreement with the Company, Joel Waller previously indicated that he did not intend to stand for re-election at the 2019 Annual Meeting and Laura Weil is not standing for re-election.

Board Recommendation

The Board recommends a vote FOR the election of each of Jonathan Duskin; Seth Johnson; Keri Jones; Kent Kleeberger; William Sharpe, III; and Allison Wing. Proxies will be voted FOR the election of each of the six nominees, unless otherwise specified.

Below is biographical information for each of the director nominees.

Biographies and Attributes of Director Nominees

Jonathan Duskin, 51, has served as one of our directors since the 2016 Annual Meeting. Mr. Duskin is currently Chief Executive Officer of Macellum Capital Management, LLC, a Delaware limited liability company which operates a New York-based pooled investment fund, a position he has held since July 2009. From January 2005 to February 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm. From March 2002 to January 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From January 1998 to January 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin currently serves on the board of directors of Citi Trends, Inc.

Mr. Duskin brings considerable business, financial services and retail investment expertise, having provided financial services and equity and debt capital to a variety of public and private companies as well as serving as a control investor. His prior service on the boards and committees of public companies and his familiarity with the retail industry positions him well to serve as a member of the Board and its three committees.

Seth R. Johnson, 65, has served as one of our directors since the 2016 Annual Meeting. Mr. Johnson is currently on the board of directors of Tilly’s, Inc. (“Tilly’s”), a specialty retailer of West Coast inspired casual apparel, footwear and accessories, where he has served since April 2011. Mr. Johnson served as a member of the advisory committee to the Tilly’s board from July 2008 through 2011. From July 2014 to January 2018, Mr. Johnson served as a member of the board of directors of bebe stores, inc., a specialty retailer of women’s clothing and accessories. He was also a member of the board of directors and lead director of True Religion Apparel, Inc., a premium fashion apparel retailer, from 2010 to 2013. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998.

Mr. Johnson has over 30 years of apparel retail experience, including significant experience as both a retail executive and board member. Mr. Johnson’s strong retail background and service on the boards and committees of public companies positions him well to serve as a member of our Board and to Chair its Audit Committee.

Keri L. Jones, 55, has served as our President and Chief Executive Officer ("CEO") and a director since March 12, 2018. From May 2017 until February 2018, Ms. Jones served as Executive Vice President, Chief Merchant of Dick's Sporting Goods ("Dick's"). Prior to Dick's, Ms. Jones spent 27 years at Target Corporation, where she served in a variety of leadership roles, including as Executive Vice President, Global Supply Chain, from 2015 to 2016; Executive Vice President, Merchandise Planning and Operations, from 2014 to 2015; Senior Vice President, Merchandise Planning, from 2011 to 2014; Senior Vice President, Health and Beauty, from 2008 to 2011; and Vice President, General Merchandise Manager, Toys and Sporting Goods, from 2001 to 2008.

Ms. Jones has over 30 years of retail experience with an extensive background in merchandising, operations, planning and allocation. Her extensive retail experience provides the Board with valuable insight into the marketing, merchandising and operational issues the Company faces. In her role as CEO, she provides valuable insight to the Board regarding the day-to-day issues at the Company and plays a key role with respect to the Company's strategies and initiatives. Her extensive and broad retail background makes her particularly well suited to serve as a member of our Board.

Kent A. Kleeberger, 67, has served as one of our directors since the 2016 Annual Meeting and as Chair of the Board since January 2017. He has been engaged as an independent consultant to certain private equity firms since April 2015. From February 2011 to March 2015, he was Executive Vice President, Chief Operating Officer of Chico’s FAS, Inc. (“Chico’s”), a specialty apparel retailer. Mr. Kleeberger joined Chico’s in November 2007 as the Executive Vice President, Chief Financial Officer & Treasurer. He was promoted to Chief Operating Officer in February 2011. Prior to joining Chico’s, Mr. Kleeberger was the Senior Vice President, Chief Financial Officer for Dollar Tree Stores, Inc. from July 2004 through October 2007. From 1998 to 2004, he served in numerous capacities, culminating as Chief Operating Officer, for Too, Inc., now known as Justice (part of Ascena Retail Group, Inc.). Prior to that, Mr. Kleeberger served in various financial positions with The Limited, Inc., including Corporate Controller. Before joining The Limited, Inc., Mr. Kleeberger was a Certified Public Accountant with KPMG for 13 years. Mr. Kleeberger also serves as Lead Director and Audit Committee Chair at Shoe Carnival, Inc. and was a member of the board of directors of Aeropostale, Inc. from August 2015 to February 2016 and of Too, Inc. from August 1999 until February 2004.

Mr. Kleeberger brings retail, operational, mergers and acquisitions and management experience together with a strong background in the areas of financial reporting, accounting, income taxes and audits, and risk management. His service on the boards and committees of public companies, together with his retail and business background, makes him a valuable member of our Board and the Governance & Nominating Committee, and an effective Chair of the Board and its Compensation Committee.

William F. Sharpe, III, 56, has served as one of our directors since May 2012. Mr. Sharpe has served as a Partner of Pathfinder Companies, LLC since December 2015. Mr. Sharpe also serves as Senior Advisor to Steeplechase Advisors, LLC, a business consulting firm. From September 2009 to December 2015, Mr. Sharpe served as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm. From July 2007 to August 2009, he was Chief Operating Officer and a Managing Director of Lazard Middle Market, a subsidiary of Lazard, Ltd. which provides advice on mergers and acquisitions, restructuring, and public and private capital raising to the middle market, following the acquisition by Lazard, Freres & Company of Goldsmith Agio Helms & Lynner, LLC (“Goldsmith-Agio”). He was with Goldsmith-Agio, a private investment banking firm, from February 1998 to July 2007, most recently serving as Chief Operating Officer and Managing Director from 2002 to July 2007.

Mr. Sharpe brings considerable business, investment banking and corporate experience to our Board, given his more than 15 years as an investment banker. Mr. Sharpe’s experience as a board and committee member at both private and non-profit companies, together with his broad investment banking, corporate and financial background, positions him well to serve as a member of our Board and of its Audit and Compensation Committees.

Allison M. Wing, 52, is Chief Marketing/Digital Officer for Bright Health a health insurance company, a position she has held since April 2018. From 2014 to 2017, she served as Chief Marketing Officer and Executive Vice President of Digital Channels at Maurices Incorporated, a division of Ascena Retail Group, Inc., an apparel and accessories retailer. Ms. Wing is the founder of giggle, Inc. a multichannel retailer, wholesaler and licensor of baby products, where she served as Chief Executive Officer and Chairperson from 2004 to 2014. She began her career at Nike and later spent several years in Silicon Valley, California working for a variety of on-line, software and e-commerce companies. Ms. Wing currently serves on the board of directors of Casey’s General Stores, Inc. and was on the board of directors of Bazaarvoice, Inc. from April 2017 to February 2018. Ms. Wing was recommended by a non-management director to be a director nominee.

Ms. Wing is an experienced retail and brand marketing executive who brings years of digital, retail and customer insight experience to our Board. In addition, she has considerable operational experience as a CEO of a multi-channel business. Ms. Wing also has experience serving on several public company boards all of which makes her a valuable addition to our current Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

The Board conducts its business through meetings and written consents of the Board and the following standing committees: Audit, Compensation, and Governance & Nominating. Each of the three committees has adopted and operates under a written charter, all of which are available on our website at www.christopherandbanks.com—select the “For Investors” link and then the “Corporate Governance” link. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Conduct.

Code of Conduct

We have adopted a Code of Conduct applicable to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and any other employees performing similar functions.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors shall meet the independence requirements of the NYSE. Under the NYSE rules, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

In assessing the independence of our directors, the Board considers all of the business relationships between the Company and our directors and their respective affiliated companies. This review is based primarily on the Company’s review of its own records and on responses of the directors to a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Where relationships exist, the Board determines whether the relationship between the Company and the director or the director’s affiliated companies impairs the director’s independence.

After consideration of the directors’ relationships with the Company, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that other than Mr. Waller, none of the individuals serving as non-employee directors during Fiscal 2018 had a material relationship with us and that each of such non-employee directors is independent. Additionally, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the nominees for director, other than Keri Jones, has a material relationship with us, and that, other than Ms. Jones, each such nominee for director is independent. Ms. Jones is not considered an independent director because of her employment as our President and CEO. Mr. Waller is not considered an independent director because of his prior employment as our interim President and CEO.

Board Leadership Structure

The Board believes it is important to maintain flexibility in its board leadership structure and, therefore, has not mandated either the combination or separation of the positions of Chair of the Board and CEO. Given the demanding nature of both the Chair and CEO positions, the Board continues to believe that it is appropriate to have two different persons occupying each role. Our independent director Chair has the typical responsibilities of a Board Chair, including responsibility for setting Board agendas, chairing Board and stockholder meetings, liaising between the other members of the Board, and the CEO and other members of senior management, as well as presiding over the sessions of Board meetings at which only the independent directors are present. Kent Kleeberger, one of our independent directors, has served as Chair of our Board since January, 2017.

If in the future the two roles were to be combined, the Board believes it would likely appoint a lead independent director, given its view of the importance of strong independent leadership at the Board level.

Meetings of the Independent Directors

At both the Board and committee levels, our non-employee directors meet periodically in executive sessions in which our CEO and other members of management do not participate. Our Board Chair serves as the presiding director of executive sessions of the Board, and the Chair of each committee serves as the presiding director at executive sessions of that committee. During Fiscal 2018, our independent directors met in executive sessions of the Board without management present during three Board meetings and in addition, the non-employee directors met in executive sessions without management present on two other occasions. Each of the Board’s committees also held sessions without management present in Fiscal 2018.

Stock Ownership Guidelines

To provide a direct link between director and stockholders’ interests, the Board has established stock ownership guidelines for non-employee directors. Each director is expected to achieve and maintain stock ownership of stock having a value of $100,000 by the third anniversary of the date he or she joined our Board.

Term/Age Limits

The Board does not believe it is advisable to establish arbitrary term limits on a director’s service. The Board has a mandatory retirement age under which an independent director must complete her or his term before age 76. The Board has the authority to re-nominate an independent director who has reached her or his 76th birthday for another term, due to special or extraordinary circumstances as determined by the Board. Given his prior employment with the Company, Mr. Waller is not considered an independent director and therefore is not subject to the Board's mandatory retirement policy. As part of its responsibilities, the Governance & Nominating Committee evaluates each incumbent director’s qualifications, performance and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Limitations on Board Service

Limitations on All Non-Employee Directors. Our Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the boards of directors of more than three public companies in addition to ours.

Limitations on Non-Employee Directors who are Chief Executive Officers of a Public Company. Our Corporate Governance Guidelines also provide that an independent director who is a chief executive officer of a public company shall not sit on the boards of directors of more than three public companies as follows: (i) the Company; (ii) the company at which he or she serves as chief executive officer; and (iii) one other public company.

A Company director is to notify the Chair of the Board prior to becoming a director of another public company, in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with her or his ability to carry out her or his responsibilities as one of our directors. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director’s ability to carry out her or his responsibilities as one of our directors, such director, upon the request of the Board, shall either offer her or his resignation or not accept the other directorship.

Limitations on the Company’s Officers. Our Corporate Governance Guidelines further provide that an officer of the Company may not serve on the board of directors of another public company unless the Company’s Board has reviewed and consented to, in advance, the officer serving on such board of directors. In addition, Ms. Jones’ Employment Agreement provides that she is not to serve on the board of directors of a public or private company unless the Board has reviewed and consented to, in advance, Ms. Jones’ service on such Board.

As of the date of this proxy statement, all of the Company’s director nominees were in compliance with the Corporate Governance Guidelines’ limitations on board service.

Board Involvement in Risk Oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes concerning the Company’s material risks and evaluating whether management has processes in place to address these material risks; the Board is not responsible, however, for defining or managing the Company’s various risks.

While the Board periodically reviews and discusses the overall risks the Company faces, as well as risk management and mitigation in the context of specific plans or projects being proposed or implemented, the Board also exercises its overall responsibility for risk oversight through its committees. The Audit Committee of the Board is primarily responsible for overseeing management’s processes for managing financial and operational risks at the Company. The Audit Committee also has primary responsibility at the Board level with respect to overseeing the management of risks relating to the reliability of our financial reporting processes and system of internal control. In connection with that responsibility, the Audit Committee has sole authority to retain and terminate the Company's independent public accounting firm and is directly responsible for the overall compensation and oversight of the work of the independent public accounting firm. The Audit Committee meets with management and the independent public accounting firm to review and discuss the annual audited and quarterly unaudited financial statements and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements.

Similarly, the Compensation Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee has sole authority to retain and terminate its compensation consultants and is responsible for approving the overall compensation and oversight of the work of its compensation consultants.

The Governance & Nominating Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with non-employee director compensation. In addition, the Governance & Nominating Committee periodically analyzes corporate governance practices in order to assist the Board in its risk oversight activities.

To keep the Board informed regarding the Company’s risk management efforts, management periodically reports to the Audit Committee, as well as to the Board, on risk management and mitigation activities. The Compensation Committee annually reviews and discusses any risks associated with the design of the Company's executive compensation programs. In addition, the Chair of each Board committee typically reports to the full Board at each regular Board meeting regarding the matters discussed at any committee meetings held since that committee’s prior report to the Board, unless all of the Board members attended the committee meeting.

We believe that the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of management having responsibility for assessing and managing the Company’s risk exposure, and the Board, through the leadership of our independent Chair, and its committees providing oversight in connection with those efforts.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held 14 meetings during Fiscal 2018. Each of the directors serving on the Board during Fiscal 2018 attended at least 87.5% or more of the aggregate number of the meetings of the Board (held during the period he or she served as a director) and meetings of the committees on which he or she served (held during the period he or she served as a committee member). The attendance record of four of the director nominees was 100%.

As of April 29, 2019, the members and Chairs of the Board's three committees were:

Independent Directors	Audit	Compensation	Governance & Nominating
Jonathan Duskin	X	X	X
Seth Johnson	Chair
Kent Kleeberger		Chair	X
William Sharpe, III	X	X
Laura Weil		X	Chair

The Audit Committee

All of the Audit Committee members are “independent” under applicable NYSE listing standards and Securities and Exchange Commission (the "SEC") rules and regulations. Our Board of Directors has determined that all three members of the Audit Committee, Jonathan Duskin, Seth Johnson and William Sharpe, III, meet the definition of an “audit committee financial expert” as established by the SEC. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the Company. The Audit Committee has the sole authority to appoint, review and discharge our independent public accountants, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls and audit matters. In addition, the Audit Committee is responsible for:

•	reviewing the scope, results, timing and costs of the audit with our independent accountants and reviewing the results of the annual audit examination and any accompanying management letters;

•
assessing the independence of the independent public accountants on an annual basis, including receipt and review of a written report from them regarding their independence consistent with the requirements of the Public Company Accounting Oversight Board;

•	reviewing and approving the services provided by the independent public accountants;

•	overseeing the internal audit function; and

•	reviewing our significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The responsibilities of the Audit Committee are more fully described in the Audit Committee’s charter.

The Audit Committee held six meetings during Fiscal 2018. The Audit Committee has engaged Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending February 1, 2020 and is recommending that our stockholders ratify this selection at the Annual Meeting. The report of the Audit Committee is found on page 35 of this proxy statement.

The Compensation Committee

All of the Compensation Committee members are “independent” under applicable NYSE listing standards. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefit programs and plans, and succession planning for senior management. In addition, the Compensation Committee is responsible for:

•	reviewing the performance of our CEO;

•	recommending or determining, respectively, the compensation and benefits for our CEO and other executive officers;

•	establishing our executive compensation policies and practices;

•	overseeing and evaluating the risks associated with our executive compensation policies and practices;

•	administering our incentive compensation and stock plans, other than the equity plan applicable to our non-employee directors (which is administered by the Governance & Nominating Committee);

•	approving the adoption of material changes to or the termination of our benefit plans; and

•	meeting periodically with the CEO to discuss succession planning and management development.

The Compensation Committee has delegated authority to the CEO and the Senior Vice President, Chief Human Resources Officer to make awards to employees and consultants pursuant to guidelines approved by the Compensation Committee with respect to both the amount and type of awards such employees or consultants may be eligible to receive. This delegation expressly excludes the ability to make awards to the CEO and any of her direct management reports. It is also subject to an overall aggregate limit of 100,000 shares and an individual limit on the number of stock options and shares of restricted stock that may be awarded to an individual employee or consultant in a calendar year.

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the “Compensation Discussion and Analysis” in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee’s charter. For more information regarding the Compensation Committee’s process in setting compensation and the role played by our CEO in compensation decisions, please see “Compensation Discussion and Analysis” below.

The Compensation Committee held 6 meetings during Fiscal 2018. The “Compensation Committee Report” is found on page 22 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Current directors, Mr. Duskin, Mr. Kleeberger, Mr. Sharpe and Ms. Weil each served on the Compensation Committee for all of Fiscal 2018. None of the members of the Compensation Committee during Fiscal 2018 was or is an officer or employee of the Company. During Fiscal 2018, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee. Based on our review of the annual questionnaires completed by our current directors and publicly available information, we know of no relationship involving these individuals or our other directors which requires disclosure in this proxy statement as a “compensation committee interlock”.

The Governance & Nominating Committee

All of the members of the Governance & Nominating Committee are “independent” under applicable NYSE listing standards. The Governance & Nominating Committee serves in an advisory capacity to the Board on matters of organization and the conduct of Board activities. The Governance & Nominating Committee is responsible for:

•	identifying and recommending candidates for service on the Board;

•	staying abreast of corporate governance developments;

•	annually reviewing the charters of each Board committee;

•	reviewing and revising our Corporate Governance Guidelines and Code of Conduct;

•	leading the Board in its periodic review of the performance of the Board and the Board’s committees;

•	periodically reviewing and making recommendations to the Board as to the size and composition of the Board and the criteria for selecting director nominees;

•	periodically reviewing and making recommendations to the Board regarding the role and responsibilities of the Board Chair; and

•	periodically reviewing and making recommendations to the Board as to the cash and equity compensation of non-employee directors.

The responsibilities of the Governance & Nominating Committee are more fully described in the Committee’s charter.

The Governance & Nominating Committee will consider Board nominees recommended by stockholders that are submitted in accordance with the process described below under the caption “Procedures for Recommending, Nominating and Evaluating Director Candidates”.

The Governance & Nominating Committee held four meetings during Fiscal 2018.

Stockholder Engagement Policy - Procedures for Contacting the Board

Because the Board values the input and insights of the Company’s stockholders and believes that effective Board-stockholder engagement and communication strengthens the Board’s role as an active, informed and engaged body, it has adopted a Stockholder Engagement Policy. The Chair of the Board and the Company’s Chief Executive Officer oversee this policy and the Board’s stockholder engagement and communications. The goal of this policy is to promote and develop improved and more in-depth two-way communications between the Company’s stockholders and the Board, and to establish and communicate an appropriate structure for such communications.

The Board has designated the Corporate Secretary as its agent to receive and review written communications and meeting requests addressed to the Board, any Board Committee or any individual Director. Such communications should be sent by U.S. mail addressed to:

Christopher & Banks Corporation Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

The Corporate Secretary will review all such communications and if appropriate, will promptly forward the communications so received to the full Board, the non-management directors or the individual Board member(s) specifically addressed in the communication.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Governance & Nominating Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Governance & Nominating Committee with sufficient written documentation to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our by-laws and our Corporate Governance Guidelines described below. Such documentation and the name of the director candidate should be sent by U.S. mail addressed as described above under "Stockholder Engagement Policy - Procedures for Contacting the Board".

Nominating Director Candidates

Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the annual meeting at which your nominee will be considered. In accordance with our by-laws, director nominations by stockholders must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of stockholders. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting date or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Your notice must set forth, in addition to the requirements contained in our by-laws, all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice also must contain (1) the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and (2) the class and number of shares owned by the stockholder and such beneficial owner.

Evaluating Director Candidates

Our Corporate Governance Guidelines require the Governance & Nominating Committee to consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The Governance & Nominating Committee initially evaluates a prospective nominee based on her or his resume and other background information that has been provided to the Governance & Nominating Committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character, and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the Governance & Nominating Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board’s needs, including, but not limited to, Board diversity. A member of the Governance & Nominating Committee will contact, for further review, those candidates who the Governance & Nominating Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The Governance & Nominating Committee is responsible for conducting, with the assistance of the Corporate Secretary, and subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the Governance & Nominating Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance & Nominating Committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The Governance & Nominating Committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. The Governance & Nominating Committee will reassess the qualifications of a current director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for re-election.

Compensation Program for Non-Employee Directors

In 2018, the Company’s stockholders approved the Amended and Restated 2013 Directors' Equity Incentive Plan, which was originally approved by our stockholders in 2013 and was amended in 2016 (as amended and restated, the "Directors’ Plan"). The Directors’ Plan is administered by the Governance & Nominating Committee and the Board. They have broad powers to: (i) establish rules for the administration of the Directors’ Plan; (ii) select the participants in the Directors’ Plan; (iii) determine the types of awards to be granted and the number of shares covered by such awards; and (iv) set the terms and conditions of such awards.

In October 2008, the Board adopted the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (as amended, the “Deferred Stock Plan”), which provides an opportunity for non-employee members of the Board to voluntarily defer the receipt of shares of our Common Stock granted by the Company in connection with the performance of their services as a director in return for the right to receive such shares at a later date.

The Governance & Nominating Committee is responsible for reviewing director compensation and making recommendations to the Board. The recommendations of the Governance & Nominating Committee are based on industry and peer group data, independent third party comparisons of director compensation and the Company’s past practices. Based on the Governance & Nominating Committee’s recommendations, our Board determines the compensation of our directors on an annual basis. A director who is our employee or has recently served as an employee does not receive compensation for her or his service as a director.

In connection with the election of directors at the 2018 Annual Meeting of Stockholders, the Governance & Nominating Committee made recommendations to the Board of Directors regarding director's compensation. Following the 2018 Annual Meeting of Stockholders, no changes were made with respect to director's compensation other than to increase the annual cash retainer to $60,000 per year.

For service in Fiscal 2018, non-employee directors received an annual cash retainer of $55,000 for service on our Board. The Chair of the Board received an additional annual cash retainer of $65,000. The Chairs of the Audit, Compensation, and Governance & Nominating Committees each received a retainer for Fiscal 2018 of $15,000, $10,000 and $9,000, respectively. For Fiscal 2018, the other members of the Audit Committee received an additional retainer of $9,000, the other members of the Compensation Committee received an additional retainer of $6,000, and the other members of the Governance & Nominating Committee received an additional retainer of $5,000. The cash retainer fees are paid quarterly in arrears and are pro-rated if the non-employee director did not serve for the entire period.

In addition to the cash retainers, we also grant equity awards to our independent directors in order to further align their interests with those of our stockholders. Effective June 13, 2018, each independent director, other than Mr. Sharpe, received 50,000 shares of restricted stock issued under the Directors’ Plan representing $41,500 in value based on the closing price of our stock on the NYSE on that date as compared to an equity grant in fiscal 2017 having a value of approximately $67,000 in Fiscal 2017. The shares of restricted stock vest on the earlier of June 13, 2019 or the date of the 2018 Annual Meeting of Stockholders. Mr. Sharpe elected to defer receipt of his award under the Deferred Stock Plan and was granted 50,000 restricted stock units in lieu of restricted stock. Pursuant to the terms of the Directors' Plan, the number of shares that can be granted to a non-employee director in a calendar year (other than the Board Chair) is capped at 50,000 shares. No stock options were granted to non-employee directors in Fiscal 2018.

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Non-Employee Director Compensation for Fiscal 2018

The following table sets forth the cash earned by and non-cash compensation awarded to each person who served as a non-employee director during Fiscal 2018.

Name	Fees Earned and Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jonathan Duskin	74,567	41,500	—	—	116,067
Seth Johnson	69,567	41,500	—	—	111,067
Kent Kleeberger	134,567	41,500	—	—	176,067
William Sharpe, III	69,567	41,500	—	—	111,067
Laura Weil	69,567	41,500	—	—	111,067
Joel Waller (4)	17,419	—	—	—	17,419

(1)	The amounts in this column consist of cash fees paid to the non-employee directors as described in “Compensation Program for Non-Employee Directors” above.

(2)
The amounts in this column represent the grant date fair values of the restricted stock or restricted stock unit awards made in Fiscal 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Share-Based Payment” (“ASC 718”), and based on the closing share price of one share of our Common Stock on the NYSE on the date of grant. Additional information related to the calculation of the grant date fair values is set forth in Note 6 of the Notes to the Consolidated Financial Statements included in our Report on Form 10-K for the period ended February 2, 2019 (the “10-K Report”).

(3)
Effective on June 13, 2018, following her or his election as a director at the Company’s 2018 Annual Meeting of Stockholders, each non-employee director was awarded 50,000 shares of restricted stock (or in the case of Mr. Sharpe 50,000 restricted stock units) with a grant date fair value of $41,500, computed in accordance with ASC 718.

(4)
Given his continued service as a Board member, following the conclusion of his consulting services on October 17, 2018, the Board approved paying Mr. Waller a pro-rated annual cash retainer beginning when his consulting services concluded. Mr. Waller's compensation as an employee and as a consultant is discussed below under "Executive Compensation".

Director Education and Expense Reimbursement

The Company’s director education policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and best practices relevant to the Board, as well as their specific committee assignments. The director education policy provides for a fixed amount that the Company will pay or reimburse directors for the costs associated with attending director education programs every two fiscal years. We also provide an in-house orientation program for our new directors and periodically provide updates on relevant topics of interest to our Board and committees. We also pay for or reimburse directors for travel expenses related to attending Board and committee meetings and director education programs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe the executive compensation philosophy and related programs regarding our Named Executive Officers (“NEOs”) that we have implemented in an effort to achieve the Company’s performance objectives and to serve the long-term interests of our stockholders. We also discuss the compensation decisions made by the Compensation Committee (the “Committee”), and the factors considered in making those decisions with respect to our Fiscal 2018 NEOs, who were the following individuals:

Keri L. Jones	President and Chief Executive Officer ("CEO")
Joel Waller	Former Interim President and CEO
Richard Bundy	Senior Vice President, Chief Financial Officer
Marc Ungerman	Former Interim Chief Financial Officer and Vice President, Controller
Monica Dahl	Former Senior Vice President, Chief Marketing Officer, Omni-Channel and Public Relations
Andrea Kellick	Senior Vice President, Chief Merchandising Officer
Luke Komarek	Senior Vice President, General Counsel and Corporate Secretary
Patricia Perket	Former Senior Vice President, Merchandising
Michelle Rice	Former Senior Vice President, Chief Stores Officer

The Compensation Discussion and Analysis should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Results of Advisory Vote to Approve Named Executive Officer Compensation

At our 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting"), approximately 94.2% of the shares voted were cast in favor of approving, on an advisory basis, the compensation of our named executive officers ("Say-on-Pay"). The Committee believes that the outcome of our 2018 Say-on-Pay vote reflects stockholders’ support of our compensation approach. At the 2017 Annual Meeting of Stockholders, 92.1% of the votes cast by our stockholders was in favor of holding the advisory Say-on-Pay vote on an annual basis versus every two or three years. The Board has taken those results into consideration and has determined to continue offering stockholders the opportunity to vote on Say-on-Pay on an annual basis.

Our Board and the Committee value the opinions of our stockholders and the Committee will continue to consider the outcome of the Company’s Say-on-Pay proposals when reviewing the principal elements of our current compensation program and making future compensation decisions. The Committee also expects to continue to periodically refine the Company’s executive compensation program in response to emerging best practices, as well as the Company’s evolving business strategies and operating goals.

Executive Compensation Philosophy

While our executive compensation decisions are influenced by a variety of factors, the Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•
Pay for Performance. A meaningful portion of each NEO’s total potential compensation consists of “at-risk” pay that is realized only upon the achievement of pre-established performance criteria or an increase in the value of our common stock. It is designed to reward both short and long-term financial and operating performance, as well as an individual’s performance.

•
Competitive Compensation Opportunity. In order to attract, retain, motivate and reward talented executives, our compensation program is designed to provide a total compensation opportunity that is reasonably competitive based on market data for the comparable position and factoring in the Company's recent financial performance and future financial objectives.

•
Alignment with Stockholders Interests. By providing our executive officers with cash and equity incentives based on improved financial performance and which constitutes a meaningful part of their total compensation opportunity, we believe that our executive officers’ interests are closely aligned with the interests of our stockholders.

As a women's clothing retail company, we operate in a highly competitive and challenging industry. As a result, our compensation program is dynamic and a reflection of the changing marketplace in which we compete. We believe it appropriately balances the factors described above. The Committee will continue to evaluate our executive compensation program in order to ensure that the relationship among Company performance, our stockholders’ interests and our executives’ compensation remains aligned.

Executive Compensation Practices

Highlights of our current compensation program are presented below.

	WHAT WE DO		WHAT WE DON'T DO

✓	A Meaningful Portion of Total Targeted Compensation is Performance-Based and at Risk.	X	No Employment Contracts, Except for the Individual Serving as CEO.
✓	Strong Link between Performance Measures and Operating Priorities.	X	No Guaranteed Annual Salary Increases.
✓	Limits on Annual Cash Incentive Compensation Payouts and Equity Awards.	X	No Special Retirement Benefits for Executives.
✓	Independent Compensation Committee has Access to Independent Compensation Consultant and Other Independent Advisers.	X	No Tax Gross-Ups, other than one-time, in connection with the CEO's and CFO's relocation expenses.
✓	Limited Change-in-Control Benefits.	X	No Repricing or Buyout of Underwater Stock Options.
✓	Annual Say-on-Pay Vote.	X	No Plans that Encourage Excessive Risk Taking.
✓	Stock Ownership Guidelines.	X	No Trading in our Stock by Directors or Executives without Pre-Approval and only During Pre-Established Window Periods.
✓	Utilize Stock Options which Provide Value to Executives only if the Stock Price Appreciates.	X	No Excessive Perquisites.
✓	Clawback Policy that Applies to Certain Incentive Awards.	X	No Hedging or Pledging of Company Stock.

Elements of Executive Compensation Program

Overview

This section describes the major elements of our compensation program for our NEOs and discusses the objectives, processes and decisions underlying the compensation of our NEOs. Each element fulfills one or more of our executive compensation objectives disclosed under "Executive Compensation Philosophy."

The principal elements of our executive compensation program for Fiscal 2018 were:

•	base salary;

•	annual cash incentive opportunity; and

•	performance and time-based equity awards that vest over two or three years.

While we also provide benefits to our NEOs, they are consistent with those provided to other eligible full-time employees. We also provide nominal perquisites of limited economic value to some of our NEOs.

Base Salary

The Committee establishes base salaries at levels designed to enable us to attract and retain talented executives. The Committee determines executive base salaries based on the executive’s role, experience, individual performance and market data.

Annual merit increases are not automatic or guaranteed. Any merit increase for our CEO is determined by our Board, based on the recommendation of the Committee following its evaluation of the CEO's and the Company's performance. Merit increases for the other NEOs are determined by the Committee, with input and recommendations from our CEO. Any such increases are a reflection of the Committee's evaluation of both the NEO's and the Company's performance.

None of the executives who were NEOs during Fiscal 2018 received a merit increase in Fiscal 2018.

Annual Incentive Program (“AIP”) Compensation

Overview. AIP compensation is performance-based, at-risk compensation intended to motivate and reward executives for the attainment of goals that are measured typically over a twelve-month period. In Fiscal 2014, the Committee adopted, and our stockholders approved, the Christopher & Banks Corporation 2014 Annual Incentive Plan for our employees (the “Annual Incentive Plan”). The primary objective of our Annual Incentive Plan is to provide incentives annually for our key employees to achieve our strategic and/or financial goals. This is consistent with our pay-for-performance philosophy. Historically, under our annual incentive programs, the Committee each fiscal year sets one or more financial goals or metrics against which actual results are measured to determine whether, and in what amounts, incentives would be paid.

Fiscal 2018 AIP ("FY18 AIP") Design. The design of the FY18 AIP was consistent with the Company's historical practice of using performance measures based on results for the entire fiscal year. All of the NEOs were participants in the FY18 AIP, other than Joel Waller, whose service as interim President and CEO ended in March of 2018.

The FY18 AIP design reflected that the Company's operating plan for Fiscal 2018 was planned to achieve meaningful improvement in operating income as compared to the negative operating income in Fiscal 2017 of approximately $22.6 million. In addition, as discussed below, awards were conditioned upon achieving positive cash flow in Fiscal 2018. The design of the FY18 AIP reflected the Committee's belief that (i) given the Company's continued focus on improving operating income results, the awards at Target performance should be at or near market-based levels; (ii) a challenging FY18 AIP would be both a significant motivational tool for our NEOs, as well as other members of management; and (iii) an appropriate goal was to achieve positive operating income at the Target performance level after the cost and expense of the FY18 AIP.

The FY18 AIP design consisted of both a cash incentive and a performance-based stock option award with stated amounts at Threshold, Target and Maximum with the equity awards capped at Target (see below for a discussion of the FY18 AIP performance metrics). For performance between Threshold and Target, the amount of the cash incentive and number of stock options would be interpolated. For performance between Target and Maximum, the award would be interpolated and be solely in the form of cash. For the NEOs participating in the program, the award at Threshold represented 12.5% of their potential award at Target. The total incentive award at Target (using a presumed value of $1.50 for the equity awards or $1.03 in the case of Ms. Jones) represented at the time of grant, approximately 100%, 50% and 30% of the individual's annual salary in the case of the President and Chief Executive Officer, Senior Vice Presidents and Vice Presidents, respectively, except for Mr. Bundy and Ms. Kellick, as described below. The total incentive award at Maximum (using a presumed value of $1.50 for the equity awards or $1.03 in the case of Ms. Jones) represented at the time of grant, approximately 150%, 75% and 45% of the individual's annual salary in the case of the President and Chief Executive Officer; Senior Vice Presidents and Vice Presidents, respectively, except for Mr. Bundy and Ms. Kellick, as described below.

In the case of Richard Bundy and Andrea Kellick, who joined the Company in July of 2018, their FY18 AIP potential was based on their pro-rated salary for Fiscal 2018. In the case of Ms. Jones, her potential award was weighted 92.5% cash and 7.5% equity while for the other NEO's it was weighted 50% cash and 50% equity. Ms. Jones' award was more heavily weighted on cash given the 2014 Stock Incentive Plan's limitation on the number of equity awards that may be granted to an individual in a calendar year. The performance-based stock option awards were granted on March 9, 2018, with an exercise price per share of $1.06, the closing price of one share of common stock of the Company on the NYSE on the date of grant, other than in the case of Ms. Jones, Mr. Bundy and Ms. Kellick, who were not then employed by the Company. Ms. Jones', Mr Bundy's, and Ms. Kellick's stock option awards were granted on their first day of employment with an exercise price reflecting the fair market value on the date of grant: Ms Jones, March 12, 2018 with an exercise price of $1.03; Mr. Bundy, July 9, 2018 with an exercise price of $0.99 and Ms. Kellick, July 16, 2018 with an exercise price of $1.08. In addition, Mr. Bundy's and Ms. Kellick's offer letters provided for a guaranteed cash bonus for Fiscal 2018 of $50,000 and $75,000, respectively.

The cash incentive component, if any, would be calculated and paid, and 50% of the performance-based stock options earned would vest, if at all, following a determination by the Compensation Committee that operating income for Fiscal 2018 (as described below) was at or above Threshold and the Company's cash flow (as defined below) was positive. The remaining 50% of the stock options earned, if any, would vest on March 16, 2019.

FY18 AIP Performance Metrics and Results. In approving the FY18 AIP, the Committee selected operating income and positive cash flow as the metrics on which the FY18 AIP was based, as both were a key component of the Company's FY18 operating plan and metrics that the Committee considered to be of significant importance to the Company's stockholders.

"Operating Income" was defined, for purposes of the FY18 AIP, as “net earnings (loss), plus income tax provision (benefit), less other income (expense), plus interest expense, net as reported in the Company's audited financial statements, but excluding the impact (whether positive or negative) thereon of any change in accounting standards, impairment charges or extraordinary items and before the payment of any cash incentives or expense for stock incentives pursuant to the Fiscal 2018 Annual Incentive Program.” “Positive cash flow” was defined as “cash flow provided by operating activities less capital expenditures and excluding the net proceeds (and rent) associated with any sale-leaseback of the building and the impact (both positive and negative) of any extraordinary items.”

In order to establish an appropriate relationship between the Company's actual performance and the NEOs’ potential incentive related compensation, the Committee established a Threshold (entry point), a Target and a Maximum for the Operating Income metric.

The Committee set the Target performance level for Operating Income at $3.0 million, which represented achievement (before payment of any incentive awards) of the Company’s Fiscal 2018 operating plan, as reflected in the Budget approved by the Board for Fiscal 2018. The Committee set the Threshold performance level for Operating Income at $(2.4) million and the Maximum performance level for Operating Income at $7.0 million. All of the Operating Income performance levels established by the Committee represented substantial improvement over the actual Fiscal 2017 Operating Income results.

The Committee desired to place a meaningful portion of a participating NEO’s annual target compensation at risk, thereby aligning the NEO’s compensation both with the Company’s performance, and with our stockholders’ interests.

The table below shows the cash incentive amount and number of stock options that each of the NEOs would have earned at Threshold, Target and Maximum-level Operating Income performances under the FY18 AIP, assuming the NEO remained employed with the Company through the end of fiscal 2018.

	Threshold		Target		Maximum
	Cash	Number of Stock Options	Cash	Number of Stock Options	Cash	Number of Stock Options
Keri Jones	80,938	6,371	647,500	50,970	971,500	50,970
Joel Waller*	—	—	—	—	—	—
Richard Bundy	6,344	4,229	50,750	33,833	76,125	33,833
Marc Ungerman	4,406	2,937	35,250	23,500	52,875	23,500
Monica Dahl	11,406	7,604	91,250	60,833	136,875	60,833
Andrea Kellick	6,888	4,591	55,100	36,733	82,650	36,733
Luke Komarek	10,094	6,729	80,750	53,833	121,125	53,833
Patricia Perket	9,688	6,458	77,500	51,666	116,250	51,666
Michelle Rice	9,844	6,562	78,750	52,500	118,125	52,500

The Company's Operating Income did not meet the Threshold performance level nor did the Company's results meet the positive cash flow metric. Therefore, no cash incentive was paid to any NEO for Fiscal 2018, and all of the performance-based stock option awards granted to the NEOs under the FY18 AIP have been forfeited.

(*)	Joel Waller was not a participant in the Plan.

Long-Term Equity Incentive Compensation

Program Design. The primary objectives of our long-term equity incentive program ("LTIP") are to:

•
align executive interests with stockholder interests by conditioning a meaningful portion of the executive’s target compensation on the performance of the Company's stock price, thereby ensuring that realized compensation reflects positive changes in stockholder value over time;

•
reward our executives for stock price appreciation over the long-term, rather than focusing solely on short-term financial success, thereby mitigating incentives for management to pursue short-term objectives; and

•	attract, motivate, reward and retain key executives in a competitive market for talent.

Fiscal 2018 LTIP ("FY18 LTIP"). In Fiscal 2018, LTIP equity awards were only made to the NEOs who commenced employment in Fiscal 2018 (i.e. Ms. Jones, Mr. Bundy and Ms. Kellick). All of the other NEOs were not granted an LTIP award in Fiscal 2018. The LTIP equity award granted by the Committee in Fiscal 2018 to Ms. Jones was a time-based non-qualified stock option of 548,544 shares that vests in one-third increments on the first three anniversaries of the date of grant. The exercise price of these stock options is $1.03 per option share, which represents the closing price on the NYSE of one share of the Company's common stock on the date of grant (“Grant Date Fair Value”). Mr. Bundy received two LTIP Awards: (i) a time-based restricted stock award of 75,757 shares and (ii) a time-based non-qualified stock option of 75,757 shares at an exercise price of $0.99 per share, representing the Grant Date Fair Value. Ms. Kellick was granted (i) a time-based restricted stock award of 92,952 shares and (ii) a time-based non-qualified stock option of 92,952 shares at an exercise price of $1.08 per share, representing the Grant Date Fair Value. Mr. Bundy's and Ms. Kellick's equity awards vest one-third each on the first three anniversaries of the date of grant.

The Committee’s practice for making equity awards to the NEOs is to determine the value of compensation that it desires to provide in the form of equity as part of the total target compensation for that NEO. As part of this process, our CEO and the Senior Vice President, Chief Human Resources Officer, recommends to the Committee, for executives other than the CEO, the award level and types of equity awards. The Committee then reviews that recommendation and considers the value of such awards to each for the NEOs, as well as the criteria described below under “Analysis”.

Analysis. The Committee believes that the use of long-term equity incentives as a significant potential component of total compensation is consistent with our philosophies of aligning the interests of our executive officers with those of our stockholders and of pay-for-performance. The determination of the targeted value of equity awards at the time of grant includes consideration by the Committee of the following factors: (i) the executive officer’s experience, background and performance; (ii) level of responsibility; (iii) award value and current stock price; (iv) historical grant practices; (v) the costs and potential dilution to stockholders of the award(s); (vi) the Company's recent and projected financial performance; (vii) targeted total compensation; and (viii) incentive and retention objectives.

The specific number of time-based restricted stock and non-qualified stock options, if any, that were awarded to each of the NEOs in Fiscal 2018 is set forth in the “Grants of Plan-Based Awards for Fiscal 2018” table at pages 26-27 of this proxy statement.

Benefits and Perquisites

Primary Benefits. The NEOs are eligible to participate in the same employee benefit plans in which all other eligible full-time employees are eligible to participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. The Company does not maintain any benefit programs which are exclusive to executives (other than nominal perquisites and severance agreements as discussed below).

Perquisites. Perquisites represent a very nominal component of our overall executive compensation program. The Committee does not view perquisites to be an important element of the executive compensation program. Detailed information regarding the personal benefits and perquisites, if any, paid to the NEOs in Fiscal 2018 is provided in footnote 5 to the “Summary Compensation Table” at page 25 of this proxy statement.

Compensation Methodology

Committee Independence

The Committee is composed entirely of independent directors, as determined under the applicable SEC and NYSE rules. The Committee oversees our executive compensation and incentive programs and sets the compensation for the NEOs, except that the compensation of the CEO is recommended by the Committee and approved by all of the non-executive members of the Board. The Committee annually reviews the components of compensation for our CEO and other executive officers. In making its compensation decisions, the Committee takes into account the recommendations of the CEO as described above. Other than providing such recommendations, our CEO does not participate in the Committee’s decisions regarding executive compensation. All such decisions are made by the Committee or the independent members of the Board.

Use of Independent Compensation Consultants

The Committee periodically retains an external, independent compensation consultant for objective advice and assistance on executive compensation matters. In Fiscal 2018, it engaged Frederic W. Cook & Co., Inc. ("F.W. Cook") on a limited basis to provide consultation and assistance to the Committee in connection with an analysis of the "shareholder value transfer" limits under Institutional Shareholder Services' voting policy in connection with the proposed 2018 Stock Incentive Plan that was submitted to (and approved by) the Company's shareholders at its 2018 Annual Meeting. F.W. Cook did not perform any other services for the Company in Fiscal 2018.

The Committee has sole authority to (i) hire F.W. Cook; (ii) approve its compensation and the appropriate funding by the Company for such compensation; (iii) determine the nature and scope of F.W. Cook’s services; (iv) evaluate F.W. Cook’s performance; and (v) terminate F.W. Cook’s engagement.

The Committee annually assesses the independence of its external compensation consultant(s), taking into account the various factors required for consideration under NYSE and SEC listing standards for advisor independence.

F.W. Cook has provided the Committee with appropriate assurances and confirmation of their independent status. The Committee believes that F.W. Cook was independent throughout its service to the Committee, and that there was no conflict of interest between F.W. Cook and the Committee.

Compensation Peer Group

Periodically, the Committee conducts a review of the peer group used to benchmark executive compensation at the Company and revises the peer group as circumstances warrant. The Committee considers the following factors when assessing the appropriate peer group: how similar is the peer company's business to that of Christopher & Banks; the market cap, annual revenues and the number of retail stores it has; and whether Christopher & Banks is in its compensation peer group, as well as the overall number of companies to be included in the peer group. The Committee conducted its last such review in September 2017 and, following that review, the Committee determined that the Company's compensation peer group was the following 14 companies:

• Boot Barn Holdings, Inc.	• Destination Maternity Corporation	• Shoe Carnival, Inc.
• Build-A-Bear Workshop, Inc.	• Destination XL Group, Inc.	• Tilly’s, Inc.
• The Buckle, Inc.	• Francesca’s Holdings Corp.	• Vera Bradley, Inc.
• The Cato Corporation	• J. Jill, Inc.	• Zumiez, Inc.
• Citi Trends, Inc.	• New York & Company, Inc.
Executive Evaluation Process

CEO. The Committee and the Board typically review our CEO’s performance against pre-established financial, operational, strategic and individual goals for the prior fiscal year. Our CEO is responsible for sharing with the Board and the Committee accomplishments with respect to the fiscal year just completed, as well as proposed objectives for the upcoming fiscal year. The Committee reviews the CEO’s goals and overall performance, and reviews and discusses its observations with the Board. Our CEO does not play a role in this process, other than discussing the performance of the Company and the status of the CEO's goals for the fiscal year.

We had two CEO's in Fiscal 2018; Joel Waller and Keri Jones. Both Mr. Waller's and Ms. Jones' compensation is discussed below under "Employment and Severance Agreements with Named Executive Officers" and "Compensation Tables".

Other NEOs. The Committee consults with the CEO concerning the performance of the Company’s other executive officers, including each of the other NEOs. The Committee approves the compensation of such officers, taking into account the recommendations of the CEO. Our CEO and Senior Vice President, Chief Human Resources Officer assist the Committee in reaching compensation decisions regarding executives by providing the Committee with background materials and market data. Our NEOs do not play a role in determining their own compensation except that our CEO and certain of the NEOs make recommendations regarding performance goals under our AIP and LTIP programs for the Committee's review and consideration. The Committee reviews the recommendations and approves the AIP and LTIP programs in such form as it determines, in its sole discretion, to be in the best interests of our stockholders.

Compensation Recovery or “Clawback” Policy

In November 2015, the Board adopted the Christopher & Banks Corporation Recoupment Policy (the “Clawback Policy”). The Clawback Policy applies to “Incentive Compensation”, as defined in the Clawback Policy, paid or provided to current or former executive officers and to current or former officers of the Company with the title of Vice President or above (“Covered Executives”). Incentive Compensation includes cash and stock-based compensation that is granted, earned or vests based on the attainment of a financial metric.

In the event the Company is required to restate its financial statements due to the Company’s material noncompliance with the federal securities laws as a result of fraud or misconduct, the Company will, unless impracticable, require reimbursement or forfeiture from a Covered Executive of any excess Incentive Compensation for the three fiscal years immediately preceding the date on which the Company is required to prepare such an accounting restatement.

Prohibition on Derivatives Trading and Hedging and Pledging of Our Securities

Our Stock Trading Policy prohibits all directors and officers, including the NEOs, from trading in any puts, calls, covered calls or other derivative products involving any Company securities. Additionally, our policy prohibits these individuals from engaging in any hedging transactions with respect to any Company securities, which includes the purchase of certain instruments (including “cashless collars”, forward sales contracts, equity swaps or any other similar instruments) designed to hedge, monetize or offset any decrease in the market value of such securities. The policy also prohibits our officers and directors from pledging, or using as collateral, Company securities in order to secure personal loans or obligations, which includes holding shares of Company stock in a margin account.

Stock Ownership Guidelines

We believe that our executive officers should have a meaningful equity stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our Board has adopted stock ownership guidelines that define stock ownership expectations for our executive officers. Under these guidelines, executive officers are expected to own shares of our Common Stock at certain levels within five years of becoming an executive officer.

By the fifth year of service as an executive officer, these guidelines call for:

•	the CEO to hold shares of our Common Stock equal in value to at least one times her or his annual salary;

•	each Executive Vice President to hold shares of our Common Stock equal in value to at least .75 times her or his annual salary;

•	each Senior Vice President to hold shares of our Common Stock equal in value to at least .5 times her or his annual salary; and

•	each Vice President to hold shares of our Common Stock equal in value to at least .25 times her or his annual salary.

The Committee intends to continue its practice of periodically reviewing the stock ownership guidelines in conjunction with future equity incentive programs and its overall compensation strategy.

The Board has also established stock ownership guidelines for non-employee directors, which are discussed on page 5 of this proxy statement.

Employment and Severance Agreements with Named Executive Officers

As described below, we have entered into an employment agreement with Ms. Jones, an amended employment agreement with Mr. Waller and have severance (but not employment) agreements with our other NEOs.

Employment Agreement with Keri Jones

In connection with Ms. Jones' election as President and Chief Executive Officer, the Company entered into an employment agreement with her as of February 1, 2018 (the “Agreement”) and Ms. Jones commenced employment with the Company on March 12, 2018. The principal terms of the Agreement are:

•	Term. The Agreement has a three-year term, commencing on the Start Date, with automatic one-year extensions thereafter, unless either party exercises a right to terminate the Agreement.

•	Base Salary. Ms. Jones' initial annual base salary is $700,000. Her salary will be reviewed annually and any adjustments approved by the Board.

•
Annual Bonus Opportunity. Ms. Jones is eligible for an annual bonus under the Company's Annual Incentive Program, beginning with the fiscal year ending February 2, 2019 (“Fiscal 2018”). The target annual potential bonus opportunity will be equal to 100% of her then-current base salary with the Fiscal 2018 bonus potential based on the amount of salary paid to her in Fiscal 2018. In connection with her participation in the Fiscal 2018 Annual Incentive Program, Ms. Jones received a performance-based non-qualified stock option at an exercise price of $1.03 for 50,970 shares at Target performance, as discussed on pages 15-16.

•
Long-Term Equity Incentive Program (“LTIP”) Opportunity. Ms. Jones is eligible to participate in the Company's LTIP beginning in Fiscal 2018. For Fiscal 2018, Ms. Jones' LTIP equity award consisted of a non-qualified stock option for 548,544 shares at an exercise price of $1.03 which was based on the closing price of the Company's stock on the NSYE on the date of grant. The option vests one-third each on the first three anniversaries of the date of grant.

•
Benefits and Perquisites. Ms. Jones is eligible to participate in all existing benefit plans generally available to the Company's senior executives. Ms. Jones agreed to relocate her primary residence to the Minneapolis, Minnesota area within six months of her Start Date (the “Relocation”) and has done so. In connection with the Relocation, Ms. Jones was eligible for up to $150,000 of Relocation costs in the aggregate, plus any eligible tax gross up adjustments in connection with her Relocation costs and she was paid $88,642 in Relocation Costs, inclusive of the tax gross up. There is a repayment obligation by Ms. Jones if she voluntarily resigns her employment with the Company without “Good Reason” (as defined in the Agreement) or is terminated for “Cause” (as defined in the Agreement) during the first 24 months of employment; that repayment obligation is 100% of the gross amount for a termination in the first year of employment and 50% of the gross amount for a termination in the second year of employment.

•
Inducement Awards and Bonuses. To induce Ms. Jones to join the Company, as well as in lieu of potentially foregone compensation, the Company granted to Ms. Jones certain inducement and bonus awards, summarized below:

(1) a cash signing bonus of $300,000, payable on the Start Date and subject to repayment in full if Ms. Jones resigns without Good Reason or is terminated for Cause during the first year of her employment;

(2) an employment inducement award, consisting of a non-qualified stock option to purchase 500,000 shares of the Company's Common Stock at an exercise price of $1.03 which option has a ten-year term and vests approximately 1/36th each month so long as Ms. Jones remains employed with the Company; and

(3) an employment inducement award, consisting of a grant of 250,000 shares of time-based restricted stock of the Company's Common Stock, which will vest approximately 1/36th each month so long as Ms. Jones remains employed with the Company.

•
Employment Termination Absent a Change in Control. In the event that Ms. Jones' employment with the Company is terminated without Cause or she voluntarily resigns for Good Reason, in each case, in the absence of a Change in Control of the Company, Ms. Jones will be entitled to receive a severance payment equal to: (i) one times her annual base salary, (ii) payment of any annual incentive bonus otherwise payable (but for the cessation of Ms. Jones' employment) with respect to a performance period that ended prior to the last day of Ms. Jones' employment, and (iii) payment of a pro-rata annual incentive bonus for the performance period in which the termination occurs, determined and paid in the same manner and at the same time as Ms. Jones' annual incentive bonus would otherwise have been determined and paid for the applicable performance period, but for the cessation of Ms. Jones' employment. Ms. Jones will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination, if she is eligible for and timely elects COBRA.

•
Employment Termination in Connection with a Change in Control. In the event of Ms. Jones' termination by the Company without Cause or her voluntary resignation for Good Reason six months prior to or within 12 months after a Change in Control of the Company, Ms. Jones shall be entitled to receive cash severance in an amount equal to two times the sum of her annual base salary and one-times her then on-target bonus and, if applicable, payment of any annual incentive bonus otherwise payable (but for the cessation of Ms. Jones' employment) with respect to a performance period ended prior to her termination of employment. She will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination, if she is eligible for and timely elects COBRA.

•
Severance Commitment and Offset of Severance. The Company has agreed to continue the severance commitment to Ms. Jones, described above, after the termination of the Agreement, for so long as Ms. Jones remains employed by the Company. The severance payment is conditioned upon Ms. Jones entering into and not rescinding, a release of claims and compliance with certain restrictive covenants for the benefit of the Company. In the event of a termination of Ms. Jones' employment, not in connection with a Change in Control, the cash severance obligations due under the Agreement shall be reduced by any cash compensation received by Ms. Jones from other employment during the period of time severance is being paid.

•
Restrictive Covenants. In consideration for the payments and benefits provided under the Agreement, Ms. Jones has agreed to certain restrictive covenants to protect the Company, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the Company's employees. Ms. Jones also agrees and acknowledges that she will be subject to the Company's performance award Clawback Policy as it relates to her performance-based awards.

Amended Employment Agreement with Joel Waller

In connection with Mr. Waller's joining the Company as interim President and CEO in January of 2017, the Company entered into an employment agreement with Mr. Waller (the "Waller Agreement") and elected him to the Board. On several subsequent occasions the Waller Agreement was amended (as so amended the "Amended Waller Agreement"). The relevant terms of the Amended Waller Agreement include:

•
Conversion to a Consulting Role. In connection with the Company's successful search for a new CEO, Mr. Waller agreed to serve as a consultant to the Company once a new CEO was hired. In connection with Keri Jones joining the Company as President and CEO on March 12, 2018, Mr. Waller began serving as a consultant which services and his compensation in connection with such services, ended October 17, 2018.

•
Continued Board Service. In connection with the cessation of his services as a consultant, the Board and Mr. Waller agreed, effective October 17, 2018, to amend the Amended Waller Agreement to provide that Mr. Waller would continue to serve as a member of the Board until the 2019 Annual Meeting unless the Board were to elect a new member to replace him. Mr. Waller also acknowledged that he does not intend to stand for re-election as a member of the Board at the 2019 Annual Meeting.

Severance Agreements with Other NEOs

We also have severance agreements with each of the other NEOs. These agreements provide for severance benefits in the event the NEO's employment is terminated by the Company without "Cause" (as defined in the applicable agreement) or in connection with a "Change-in-Control" (as defined in the applicable agreement). The type and amount of payments vary for the NEOs and also by the nature of the termination, and require a "double trigger" in connection with a change-in-control.

The Company provides these involuntary termination severance benefits to protect the NEO from events outside his or her control and to offer compensation packages similar to those provided in the retail market for comparable executive talent. In addition, the Company provides these benefits to protect the Company against disruption in the event of a change-in-control as these severance benefits allow the NEOs to assess takeover bids objectively without regard to the potential impact on her or his job security. The Committee believes that these severance agreements serve as an important retention element of the compensation package provided to the NEOs but does not consider severance benefits to be a significant factor in determining annual total compensation. The potential severance benefits payable to our NEOs are described in “Potential Payments upon Termination or a Change-in-Control” on pages 31-32 of this proxy statement.

Retention Agreement with Marc Ungerman

In connection with Mr. Ungerman's election as interim Chief Financial Officer, the Company entered into a retention agreement (the "Retention Agreement") with Mr. Ungerman. The Retention Agreement provided that, if Mr. Ungerman remained employed with the Company through July 17, 2018, he would receive a cash retention bonus in the amount of $50,000 (the "Retention Bonus"). Mr. Ungerman was actively employed by the Company on July 17, 2018, and was paid the Retention Bonus shortly thereafter.

Compensation Committee Report

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” section set forth above with our management. Based on this review and discussion with management, the Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Report on Form 10-K for the period ended February 2, 2019.

Members of the Compensation Committee

Kent Kleeberger, Chair
Jonathan Duskin
William Sharpe, III
Laura Weil

Compensation Risk Analysis

The Committee, with the input of management, continues to actively engage in reviewing and modifying aspects of the Company’s executive compensation program in light of the current business environment and the Company’s recent and projected financial performance. As part of that analysis, the Committee has considered and discussed potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks could be reasonably likely to have a material adverse effect on the Company. Based on that review and analysis, the Committee believes that the Company’s compensation program reflects an appropriate mix of compensation elements that balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executives’ roles. The following items illustrate this point:

•	all members of the Committee are independent within the meaning of the NYSE listing standards;

•
the Committee approves goals and objectives in our incentive programs that the Committee believes are reasonable and can be achieved by our executive officers without taking undue risks for the Company;

•	equity and cash incentives typically provide for a defined range of payout opportunities and the potential award value is capped, which mitigates undue risk;

•	the Committee reviews and determines annually the design of our incentive and equity award programs, including any applicable performance goals under such programs;

•	the Committee periodically receives advice from an independent compensation consultant;

•
the Company’s Stock Trading Policy requires our executives to pre-clear trades in our stock and only trade during pre-established windows; it also prohibits our executives from hedging the Company’s stock, pledging the Company’s stock or engaging in transactions involving derivative products related to the Company’s stock;

•	certain incentive-based compensation is subject to the Company’s Clawback Policy;

•
equity incentive awards are typically granted annually with multi-year vesting, so executives typically have equity awards that are unvested and which could decrease in or have no value if our business is not managed for the long-term; and

•	we provide periodic training on our Code of Conduct to educate our employees as to appropriate behaviors and the consequences of taking inappropriate actions.

Based on the above combination of items, the Committee, with the input of management, believes that (i) our executives are encouraged to manage the Company prudently; and (ii) our incentive programs are designed in a manner to encourage our senior business leaders not to take risks that are inconsistent with the Company’s best interests or that are reasonably likely to have a material adverse effect on the Company.

(This space intentionally left blank.)

Compensation Tables

Summary Compensation Table

The following table shows the cash and non-cash compensation for Fiscal 2018 and the previous two fiscal years that was awarded to or earned by individuals who served as our CEO or Chief Financial Officer at any point during Fiscal 2018, to each of our three other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2018 and to two former executive officers who were not executive officers at the end of Fiscal 2018 (collectively the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation ($)(5)	Total ($)
Keri Jones	2018	619,231	300,000	257,500		658,059	(7)	—	88,642	1,923,432
President and Chief Executive Officer (6)

Joel Waller	2018	69,231	—	—		—		—	265,077	334,308
Former Interim President and	2017	600,000	—	—		274,013		—	4,294	878,307
Chief Executive Officer(8)	2016	20,769	—	284,000	(9)	335,063		—	1,593	641,425

Richard Bundy	2018	195,192	50,000	74,999		63,376	(7)	—	140,000	523,567
Senior Vice President, Chief Financial Officer (10)

Marc Ungerman	2018	139,192	50,000	—		14,065	(7)	—	4,821	208,078
Former Interim Chief Financial Officer and Vice President, Controller (11)	2017	225,769	—	—		49,702	(12)	—	4,521	279,992

Monica Dahl	2018	365,000	—	—		36,409	(7)	—	—	401,409
Former Senior Vice President, Chief Marketing Officer,	2017	365,000	—	—		112,733	(12)	—	6,750	484,483
Omni-Channel and Public Relations (13)	2016	362,692	—	16,863		65,073		60,545	6,625	511,798

Andrea Kellick
Senior Vice President, Chief Merchandising Officer (14)	2018	204,615	75,000	99,999		81,345	(7)	—	—	460,959

Luke Komarek	2018	323,000	—	—		32,219	(7)	—	—	355,219
Senior Vice President,	2017	323,000	—	—		96,290	(12)	—	5,901	425,191
General Counsel and Corporate Secretary	2016	321,769	—	16,863		65,073		53,850	6,625	464,180

Patricia Perket	2018	134,731	—	—		30,922	(7)	—	344,553	510,206
Former Senior Vice President, Merchandising (15)

Michelle Rice	2018	231,404	—	—		31,421	(7)	—	328,487	591,312
Former Senior Vice President,	2017	315,000	—	—		106,505	(12)	—	2,696	424,201
Chief Stores Officer (16)	2016	315,000	—	16,863		65,073		52,920	3,886	453,742

(1)
While the Company does not typically pay NEOs discretionary bonuses, it did pay a signing bonus to Ms. Jones per the terms of her Employment Agreement. In connection with the offers of employment to Mr. Bundy and Ms Kellick, incentive bonuses were paid for Fiscal 2018 in the amounts of $50,000 and $75,000 respectively. In addition, Mr. Ungerman received a retention bonus in Fiscal 2018.

(2)
The amounts shown in this column represent the grant date fair values of performance-based restricted stock unit awards at Target performance and/or time-based restricted stock awards made in Fiscal 2018, Fiscal 2017 and Fiscal 2016, calculated in accordance with ASC 718 and based on the closing share price of our Common Stock on the date of grant. Additional information related to the calculation of the grant date fair value is set forth in Note 6 of the “Notes to the Consolidated Financial Statements” included in our 10-K Report.

(3)
The amounts shown in this column represent the grant date fair values of non-qualified stock option awards. In accordance with ASC 718, the grant date fair values for these awards have been determined using the Black-Scholes method and are based on the assumptions presented in Note 6 of the “Notes to the Consolidated Financial Statements” included in our 10-K Report.

(4)	The amounts shown in this column represent amounts awarded and earned under the Company’s annual incentive plan for Fiscal 2016.

(5)	All other compensation for Fiscal 2018 consisted of the following:

Name	Accrued Vacation Payout	Car Lease		Moving & Relocation (A)	Moving & Relocation Expenses Gross-Up (B)	Consulting Fees (C)	Severance Payments (D)	Total
Keri Jones	—	—		$61,518	$27,124	—	—	$88,642
Joel Waller	$6,923	—		—	—	$258,154	—	$265,077
Richard Bundy	—	—		$94,681	$45,319	—	—	$140,000
Marc Ungerman	$4,821	—		—	—	—	—	$4,821
Monica Dahl	—	—		—	—	—	—	—
Andrea Kellick	—	—		—	—	—	—	—
Luke Komarek	—	—		—	—	—	—	—
Patricia Perket	$17,388	—		—	—	—	$327,165	$344,553
Michelle Rice	$9,087	$4,400	(E)	—	—	—	$315,000	$328,487

(A)	Represents the cost of temporary living (in the case of Mr. Bundy) and relocation expenses paid or reimbursed by the Company.

(B)	Represents the amount of tax gross up paid to the individual in connection with moving and relocation expenses paid or reimbursed by the Company.

(C)	Represents consulting fees paid to Mr. Waller following his service as interim CEO per the terms of the Amended Waller Agreement.

(D)
Represents the total amount of severance to be paid to Ms. Perket ($310,000) and Ms. Rice ($315,000) per the terms of their respective severance agreement with the Company and in the case of Ms. Perket, also includes $17,165 in health and dental premiums per the terms of her severance agreement.

(E)	Represents the taxable amount added to Ms. Rice’s income based on personal use of a vehicle leased by the Company for her use.

(6)	Ms Jones became a director and President and Chief Executive Officer of the Company on March 12, 2018.

(7)
The amounts include the grant date fair values at Target, the maximum performance level for performance based non-qualified stock options as follows: Ms. Jones, $30,506 and granted on March 12, 2018; Mr. Bundy, $19,566 and granted on July 9, 2018; Mr. Ungerman, $14,065 and granted on March 9, 2018; Ms. Dahl, $36,409 and granted on March 9, 2018; Ms. Kellick, $23,106 and granted on July 16, 2018; Mr. Komarek, $32,219 and granted on March 9, 2018; Ms. Perket, $30,922 and granted on March 9, 2018; and Ms. Rice, $31,421 and granted on March 9, 2018.

(8)	Mr. Waller became interim President and CEO on January 17, 2017 and his service in that role ended on March 12, 2018 when Keri Jones joined the Company as President and CEO.

(9)	The amount includes the total value of a performance-based restricted stock award which consists of two tranches of 100,000 shares each.

(10)	Mr. Bundy became Senior Vice President, Chief Financial Officer of the Company on July 9, 2018.

(11)	Mr. Ungerman resigned his employment with the Company effective as of August 30, 2018.

(12)
The amounts include the grant date fair values at Target, the maximum performance level, for performance-based non-qualified stock options granted on March 16, 2017 as follows: Mr. Ungerman $16,069; Ms. Dahl $45,467; Mr. Komarek $40,235 and Ms. Rice $39,239.

(13)	Ms. Dahl's employment with the Company ended April 30, 2019.

(14)	Ms. Kellick became Senior Vice President, Chief Merchandising Officer on July 16, 2018.

(15)	Ms. Perket's employment with the Company ended July 10, 2018.

(16)	Ms. Rice's employment with the Company ended October 22, 2018.

Grants of Plan-Based Awards for Fiscal 2018

The following table provides information regarding the grants of plan-based awards made to the NEOs during Fiscal 2018.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Keri	N/A	N/A	80,938	647,500	971,500	—		—		—	—		—		—	—
Jones	3/7/2018	3/12/2018	—	—	—	6,371	(4)	50,970	(4)	N/A	—				1.03	30,506
	3/7/2018	3/12/2018	—	—	—	—		—		—	—		548,544	(5)	1.03	328,304
	1/26/2018	3/12/2018	—	—	—	—		—		—	250,000	(6)	—		1.03	257,500
	1/26/2018	3/12/2018	—	—	—	—		—		—	—		500,000	(7)	1.03	299,250

Joel	—	—	—	—	—	—		—		—	—		—		—	—
Waller

Richard	N/A	N/A	10,938	50,750	76,125	—		—		—	—		—		—	—
Bundy	6/13/2018	7/9/2018	—	—	—	4,229	(4)	33,833	(4)	N/A	—		—		0.99	19,566
	6/13/2018	7/9/2018	—	—	—	—		—		—	75,757	(8)	—		0.99	74,999
	6/13/2018	7/9/2018	—	—	—	—		—		—	—		75,757	(9)	0.99	43,810

Marc	N/A	N/A	4,406	32,250	52,875	—		—		—	—		—		—	—
Ungerman	3/7/2018	3/12/2018	—	—	—	2,937	(10)	23,500	(10)	N/A	—		—		1.06	14,065

Monica	N/A	N/A	11,406	91,250	136,875	—		—		—	—		—		—	—
Dahl	3/7/2018	3/9/2018	—	—	—	7,604	(4)	60,833	(4)	N/A	—		—		1.06	36,409

Andrea	N/A	N/A	6,888	55,000	82,650	—		—		—	—		—		—	—
Kellick	6/13/2018	7/16/2018	—	—	—	4,591	(4)	36,733	(4)	N/A	—		—		1.08	23,105
	6/13/2018	7/16/2018	—	—	—	—		—		—	92,592	(11)	—		1.08	99,999
	6/13/2018	7/16/2018	—	—	—	—		—		—	—		92,592	(12)	1.08	58,240

Luke	N/A	N/A	10,094	80,750	121,125	—		—		—	—		—		—	—
Komarek	3/7/2018	3/9/2018	—	—	—	6,729	(4)	53,833	(4)	N/A	—		—		1.06	32,219

Patricia	N/A	N/A	9,688	77,500	116,250	—		—		—	—		—		—	—
Perket	3/7/2018	3/9/2018	—	—	—	6,458	(13)	51,666	(13)	N/A	—		—		1.06	30,922

Michelle	N/A	N/A	9,844	78,750	118,125	—		—		—	—		—		—	—
Rice	3/7/2018	3/9/2018	—	—	—	6,562	(14)	52,500	(14)	N/A	—		—		1.06	31,421

(1)
The amounts in these columns show the potential payout, if any, for each NEO under the FY18 AIP (calculated as a percent of the NEO's salary for the applicable bonus period) if the Threshold or Target goals, as applicable, are met. These potential payouts are performance-driven and at risk and there was no incentive payout under the FY18 AIP. See pages 15-16 in this proxy statement for a description of the performance metrics and the method of calculating potential payouts under the FY18 AIP.

(2)	The awards in this column were made pursuant to the 2014 Stock Incentive Plan or the 2018 Stock Incentive Plan, except for certain of Ms. Jones' awards as noted in footnotes 6 and 7 below.

(3)
The dollar values of stock options disclosed in this column are equal to the grant date fair values computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair values is set forth in Note 6 of the “Notes to the Consolidated Financial Statements” included in the 10-K Report. The value listed for the awards under the "Estimated Future Payouts Under Equity Incentive Plan Awards" are based on Target.

(4)	All of these options were forfeited as the Company did not achieve the Threshold performance targets (entry point) with respect to the Fiscal 2018 Annual Incentive Program.

(5)	Options vest as to one-third of the shares on March 12, 2019; March 12, 2020, and March 12, 2021; assuming Ms. Jones remains employed on such dates.

(6)
This represents an employee inducement award of restricted stock in connection with Ms. Jones' employment agreement, which award vests approximately 1/36th each on the monthly anniversary of the date of grant; assuming Ms. Jones remains employed on such date.

(7)
This represents an employee inducement award of time-based non-qualified stock options in connection with Ms. Jones' employment agreement, which award vests approximately 1/36th each on the monthly anniversary of the date of grant, assuming Ms. Jones remains employed on such date.

(8)	One-third of the shares of restricted stock will vest on each of July 9, 2019; July 9, 2020 and July 9, 2021; assuming Mr. Bundy remains employed on such dates.

(9)	One-third of the options will vest on each of July 9, 2019; July 9, 2020 and July 9, 2021; assuming Mr. Bundy remains employed on such dates.

(10)	The unvested equity award held by Mr. Ungerman was forfeited on August 30, 2018, the date his employment with the Company ended.

(11)	One-third of the shares of restricted stock will vest on each of July 16, 2019; July 16, 2020 and July 16, 2021; assuming Ms. Kellick remains employed on such dates.

(12)	One-third of the options will vest on each of July 16, 2019; July 16, 2020 and July 16, 2021; assuming Ms. Kellick remains employed on such dates.

(13)	The unvested equity award held by Ms. Perket was forfeited on July 10, 2018, the date her employment with the Company ended.

(14)	The unvested equity award held by Ms. Rice was forfeited on October 22, 2018, the date her employment with the Company ended.

(This space intentionally left blank.)

Outstanding Equity Awards at the End of Fiscal 2018

The following table sets forth certain information concerning equity awards held by each NEO as of the last day of Fiscal 2018.

	Option Awards									Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Options That Have Not Vested $ (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Options That Have Not Vested (2)	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Keri	—	548,544	(5)	1.03		3/12/2028	—		—	—		—	—		—
Jones	138,890	361,110	(6)	1.03		3/12/2028	—		—	—		—	—		—
	—	—		1.03		3/12/2023	50,970	(7)	30,582	—		—	—		—
	—	—		—		N/A	—		—	180,550	(8)	103,275	—		—

Joel	375,000	—		1.42		1/17/2022	—		—	—		—	—		—
Waller	375,000	—		1.26		1/15/2023	—		—	—		—	—		—
	—	—		—		N/A	—		—	—		—	200,000	(9)	114,000

Richard	—	75,757	(10)	0.99		7/9/2028	—		—	—		—	—		—
Bundy	—	—		0.99		7/9/2023	33,833	(7)	20,976	—		—	—		—
	—	—		—		N/A	—		—	75,757	(11)	43,333	—		—

Marc	—	—		—		—	—		—	—		—	—		—
Ungerman

Monica	20,200	—		10.80		4/19/2020	—		—	—		—	—		—
Dahl	31,483	—		6.28		4/18/2021	—		—	—		—	—		—
	36,995	—		1.91		3/29/2022	—		—	—		—	—		—
	9,301	—		6.25		3/15/2023	—		—	—		—	—		—
	57,346	28,673	(12)	2.12	(13)	9/1/2026	—		—	—		—	—		—
	30,000	60,000	(14)	1.28		3/16/2027	—		—	—		—	—		—
	—	—		1.06		3/9/2023	60,833	(7)	37,716	—		—	—		—
	—	—		—		N/A	—		—	3,930	(15)	2,248	—		—

Andrea	—	92,592	(16)	1.08		7/16/2028	—		—	—		—	—		—
Kellick	—	—		1.08		7/16/2023	36,733	(7)	22,774	—		—	—		—
	—	—		—		N/A	—		—	92,592	(17)	52,963	—		—

Luke	35,000	—		4.18		4/13/2019	—		—	—		—	—		—
Komarek	21,200	—		10.80		4/19/2020	—		—	—		—	—		—
	26,236	—		6.28		4/18/2021	—		—	—		—	—		—
	35,749	—		1.91		3/29/2022	—		—	—		—	—		—
	9,039	—		6.25		3/15/2023	—		—	—		—	—		—
	57,346	28,673	(12)	2.12	(13)	9/1/2026	—		—	—		—	—		—
	25,000	50,000	(14)	1.28		3/16/2027	—		—	—		—	—		—
	—	—		1.06		3/9/2023	53,833	(7)	33,376	—		—	—		—
	—	—		—		N/A	—		—	3,930	(15)	2,248	—		—

Patricia	—	—		—		—	—		—	—		—	—		—
Perket

Michelle	—	—		—		—	—		—	—		—	—		—
Rice

(1)
The option exercise prices in this column are equal to the respective closing price of one share of the Company’s Common Stock on the NYSE on the date of grant of the related option, except as noted in footnote 13.

(2)
The dollar value of stock options disclosed in this column are equal to the grant date fair values computed using the Black-Scholes method in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair values is set forth in Note 6 of the "Notes to the Consolidated Financial Statements" included in the 10-K Report.

(3)
The amounts in this column represent the number of shares of restricted stock indicated multiplied by the closing price of our Common Stock on the NYSE on February 1, 2019 ($0.57), the last business day of Fiscal 2018.

(4)
Dividends, if declared, are not paid on performance-based restricted stock unit awards until the performance-based restrictions lapse, and then only with respect to the shares as to which the restrictions have lapsed. Similarly, dividends are not paid on time-based restricted stock awards until the restrictions lapse.

(5)	One-third of the options will vest on each of March 12, 2019; March 12, 2020 and March 12, 2021; assuming Ms. Jones remains employed on such dates.

(6)
13,889 options vest on the 12th of each month other than 13,888 options vesting on the 12th of December 2020 and on the 12th of January, February and March 2021, at which point the option shall be fully vested; assuming Ms. Jones remains employed on such dates.

(7)
The performance-based non-qualified stock options awarded in Fiscal 2018 are subject to forfeiture based on pre-determined corporate financial performance criteria for Fiscal 2018 as discussed on pages 15-16 of the “Compensation Discussion and Analysis” portion of this proxy statement. To the extent the performance-based restrictions may lapse, one-half of the shares will vest, on the date the performance-based restrictions lapse based on a determination that the Company’s financial performance has met or exceeded Threshold for the two-performance metrics and the other half on the second anniversary of the date of grant. All of the performance-based non-qualified stock options were forfeited following the end of Fiscal 2018 as the Company did not meet Threshold performance.

(8)
6,945 shares of restricted stock will vest on the 12th of each month from February through July 2019 and thereafter 6,944 shares of restricted stock shall vest on the 12th of each month through March 12, 2021 at which point the restricted stock award shall have vested in full; assuming Ms. Jones remains employed on such dates.

(9)
The restricted stock will vest, if at all, in two tranches: 100,000 shares will vest if, on any date prior to the “Vesting Date” (defined below), the Company’s common stock has a closing price equal to or greater than $3.00 on the NYSE, and the second tranche of 100,000 shares will vest if, on any date prior to the Vesting Date, the Company’s common stock has a closing price equal to or greater than $4.00 on the NYSE. “Vesting Date” means the earlier of the twelve-month anniversary of (i) Mr. Waller’s last day of service as interim CEO of the Company due to his death or disability; (ii) Mr. Waller’s last day of service as interim CEO, due to the commencement of employment of a permanent CEO, if Mr. Waller is not providing consulting services to the Company under a separate arrangement as of such date; and (iii) if Mr. Waller is providing consulting services to the Company under a separate arrangement as of the date a permanent CEO commences employment, the last day of consulting services provided by Mr. Waller to the Company, such determination to be made by the permanent CEO.

(10)	Options vest as to one-third of the shares on July 9, 2019; July 9, 2020 and July 9, 2021; assuming Mr. Bundy remains employed on such dates.

(11)	Restricted stock vests as to one-third of the shares on July 9, 2019; July 9, 2020 and July 9, 2021; assuming Mr. Bundy remains employed on such dates.

(12)	The option will vest on September 1, 2019; assuming the NEO remains employed on such dates.

(13)
The option exercise price of $2.12 represents the highest closing price on the NYSE during the 30 trading days preceding the date of grant rather than the closing price on the NYSE on the date of grant which was $1.43.

(14)	One-half of the options will vest on each of March 16, 2019 and March 16, 2020; assuming the NEO remains employed on such dates.

(15)	The restricted stock will vest on September 1, 2019; assuming the NEO remains employed on such dates.

(16)	Options vest as to one-third of the shares on each of July 16, 2019; July 16, 2020 and July 16, 2021; assuming Ms. Kellick remains employed on such dates.

(17)	Restricted stock vests as to one-third of the shares on each of July 16, 2019; July 16, 2020 and July 16, 2021; assuming Ms. Kellick remains employed on such dates.

Option Exercises and Stock Vested for Fiscal 2018

The following table sets forth certain information concerning any stock options exercised and restricted stock awards that vested during Fiscal 2018 with respect to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keri Jones	—	—	69,450	54,024
Joel Waller	—	—	—	—
Richard Bundy	—	—	—	—
Marc Ungerman	—	—	—	—
Monica Dahl	—	—	6,136	6,079
Andrea Kellick	—	—	—	—
Luke Komarek	—	—	6,136	6,079
Patricia Perket	—	—	1,102	1,113
Michelle Rice	—	—	5,978	5,920

(1)
The value realized upon vesting of the stock awards is based on the closing stock price of our Common Stock on the NYSE on the date the award vested, multiplied by the number of shares vesting on such date.

Equity Compensation Plan Information

The following table provides information regarding our Common Stock that may be issued under our equity compensation plans as of February 2, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)

Equity compensation plans approved by security holders	4,034,788	$1.46	2,742,354
Equity compensation plans not approved by security holders (3)	1,255,550	$0.83	—
Total	5,290,338	$1.31	2,742,354

(1)	Includes the following equity compensation plans of the Company and the number of shares issuable upon exercise of outstanding options or the vesting of restricted stock granted under each plan:

Second Amended and Restated 2005 Stock Incentive Plan	582,383
2013 Directors Plan	250,000
2014 Stock Incentive Plan	1,806,213
2018 Stock Incentive Plan	1,396,192
Total	4,034,788

(2)	Includes the following equity compensation plans of the Company and the number of shares remaining available for issuance under each plan:

2013 Directors Plan	586,794
2018 Stock Incentive Plan	2,742,354
Total	3,329,148

The types of awards permitted under these two plans are stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

(3)
Amount represents an employee inducement award grant of 500,000 non-qualified stock options and 250,000 shares of restricted stock to Keri Jones in connection with her joining the Company as President and CEO on March 12, 2018. In addition, the amount includes an employee inducement award grant of 375,000 non-qualified stock options and 200,000 shares of restricted stock to Joel Waller in connection with his joining the Company as interim President and CEO on January 17, 2017.

Potential Payments upon Termination or a Change-in-Control

Employment and Severance Agreements with the Named Executive Officers

Employment Agreement with Keri Jones. As more fully described on pages 20-21, we entered into an Employment Agreement with Ms. Jones, effective as of February 1, 2018. That agreement provides that in the event of Ms. Jones' termination by the Company, other than due to "Cause", her voluntary resignation for "Good Reason", in each case in the absence of a “change-in control” of the Company, the Company shall pay Ms. Jones a severance payment equal to (i) one times her annual base salary; (ii) payment of any incentive bonus otherwise payable (but for the cessation of Ms. Jones' employment) with respect to a performance period that ended prior to the last day of Ms. Jones' employment; and (iii) a pro-rata annual incentive bonus based on performance through her date of termination. Ms. Jones will also be entitled to receive payments equivalent to her cost of COBRA medical and dental insurance premiums for a period not to exceed 18 months after her employment termination provided she is eligible for and timely elects COBRA coverage. The severance payment is conditioned upon Ms. Jones’ entering into, and not rescinding a release of claims against the Company. Ms. Jones will not receive any tax gross-up payment in connection with this severance payment.

In the event of Ms. Jones’ termination by the Company without “cause” or her voluntary resignation for “good reason” six months prior to or within twelve months after a “change-in-control” of the Company, Ms. Jones would be entitled to receive cash severance in an amount equal to two times the sum of her annual base salary plus one-times her “on-target” bonus. Ms. Jones will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination if she is eligible for and timely elects COBRA. Ms. Jones will not receive any tax gross-up payment in connection with this severance payment.

Severance Agreements with the Other NEOs. As described on pages 21-22, the Company has entered into severance agreements with each of the NEOs. The severance agreements provide that the NEO is and remains an at-will employee and thus may be terminated at any time with or without “Cause”, as such term is defined in the severance agreements. If the NEO is terminated without “Cause”, not in connection with a “Change-in-Control” as such terms are defined in the severance agreements, and executes a general release of claims in favor of the Company, the Company will be obligated to pay the NEO a severance payment, in the aggregate, which equals twelve months of the NEO's current salary or, if greater, twelve months of the NEO's highest annual salary at any time during the twelve months preceding the date of termination. In addition, the severance agreements provide that we will pay the Company portion of COBRA medical and dental premiums for a twelve-month period, if the NEO is a participant in such plans at the time of termination.

In the event of a termination by the Company or the NEO’s voluntary resignation for “Good Reason” within 180 days prior to or within twelve months after a “Change-in-Control” (as such terms are defined in the severance agreement) each of the currently employed NEOs would be entitled to the following: the sum of (A) twelve months of her or his salary; (B) 1.0 times her or his then current on-target bonus; and (C) the value of twelve months of COBRA medical and dental premiums if participating in the Company's medical and dental plans.

The severance agreements also provide for a “cutback” such that any severance payment shall be reduced below the amount that would trigger an excise tax liability. The Company is not obligated to pay an “excise tax” under Section 4999 of the Code, and there are no tax “gross-up” provisions in the severance agreements. In addition, the severance agreements of Mr. Bundy and Ms. Kellick provide for a reduction in severance on a dollar for dollar basis against any other compensation received during the severance period due to other employment or self-employment.

Additionally, the severance agreements contain a provision prohibiting the NEO, during the period of her or his employment and for 12 months after termination from (i) engaging in certain competitive activities; (ii) soliciting any employees either to leave his or her employment with the Company or its affiliates or to establish a relationship with a “competitor” (as such term is defined in the severance agreement); or (iii) soliciting, engaging or inducing a vendor or supplier of the Company to establish a relationship with a “competitor”.

Potential Payments as a Result of Termination or a Change-in-Control

The following table provides information regarding potential payments to be made to the NEOs in the event of a termination of employment as a result of (i) death; (ii) disability; (iii) an involuntary termination; (iv) a change-in-control; and (v) certain terminations following a change-in-control. For purposes of quantifying any payments or benefits, amounts are calculated only for individuals who were serving as an NEO on February 2, 2019, which is our fiscal year-end.

Ms. Jones is not entitled to any payments upon voluntary termination except with “Good Reason”, and the other NEOs are not entitled to any payments upon voluntary termination except with “Good Reason” following a “Change-in-Control”.

Estimated Payments on Termination or Change-in-Control Payments

		Event
Name	Type of Payment	Payments Upon Death or Disability ($)(1)	Payments Upon Change-in- Control ($)(1)	Payments Upon Involuntary Termination Pursuant to Agreement ($)	Payments Upon Involuntary Termination After a Change-in- Control Occurs ($)(2)
Keri Jones	Cash Severance	—	—	700,000	2,100,000
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	103,275	103,275	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	103,275	103,275	700,000	2,100,000

Richard Bundy	Cash Severance	—	—	350,000	525,000
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	43,333	43,333	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	43,333	43,333	350,000	525,000

Monica Dahl	Cash Severance	—	—	365,000	547,500
	COBRA Premiums	—	—	18,062	18,062
	Acceleration of Restricted Stock	2,248	2,248	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	2,248	2,248	383,062	565,562

Andrea Kellick	Cash Severance	—	—	380,000	570,000
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	52,963	52,963	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	52,963	52,963	380,000	570,000

Luke Komarek	Cash Severance	—	—	323,000	484,500
	COBRA Premiums	—	—	—	—
	Acceleration of Restricted Stock	2,248	2,248	—	—
	Acceleration of Stock Options	—	—	—	—
	Total	2,248	2,248	323,000	484,500

(1)
Restricted stock is listed at its dollar value as of February 1, 2019, the last business day of Fiscal 2018, based on the $0.57 closing sales price of our Common Stock on the NYSE on that date. Forfeiture restrictions lapse as to all of the restricted stock following a change-in-control, upon the NEO’s death or if the NEO becomes disabled.

(2)
As noted in the "Payments Upon Involuntary Termination After a Change-in-Control Occurs" column, restricted stock and performance-based restricted stock units held by the NEOs vest upon a Change-in-Control.

CEO Pay Ratio Disclosure

As required by the Dodd Frank Wall Street Reform and Consumer Protection Act we are providing the following information about the ratio of median annual total compensation of our employees (other than our CEO) and the annual total compensation of Ms. Keri Jones, our President and Chief Executive Officer at fiscal year-end. For Fiscal 2018, our most recent fiscal year:

•The median of the annual total compensation of all employees of our Company (other than the CEO) was $8,057; and

•The annual total compensation of Ms. Jones our CEO as reported in the Summary Compensation Table on page 24 of this Proxy Statement was $1,923,432.

Based on this information, we reasonably estimate that for Fiscal 2018 the ratio of our CEO’s annual total compensation to that of the annual total compensation of our median employee, a part-time Associate, was 239 to 1. This pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their specific employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

To determine the pay ratio, we took the following steps:

We determined that as of February 2, 2019 (our fiscal year end) our employee population consisted of approximately 3,651 individuals (excluding Ms. Jones), all located in the United States. This employee population consists of our full-time, part-time, temporary and seasonal employees.

To identify the “median employee” we utilized W-2 compensation (taxable wages and other compensation as reported in Box 1 of the W-2 Form) for the 12-month period ended December 31, 2018 and annualized the compensation of all newly hired permanent employees during the calendar year. We selected W-2 compensation because it is readily available in our existing payroll systems, it is consistently calculated for each employee and because it is a reasonable proxy for annual total compensation for purposes of determining the median employee.

Using this measure, we identified a “median employee” who is a permanent part-time non-exempt employee.

Once we identified our median employee, we calculated that employee’s annual total compensation for Fiscal 2018 in accordance with the requirement of Item 402(c)(2)(x) of Regulation S-K. The median employee’s annual total compensation includes wages and store incentive payments.

With respect to our CEO, we used the amount reported as total compensation in the Summary Compensation Table in this Proxy Statement. Any adjustments, estimates and assumptions used to calculate our CEO’s annual total compensation are described in the footnotes to the Summary Compensation Table.

ITEM 2 — ADVISORY APPROVAL OF THE COMPANY’S
NAMED EXECUTIVE OFFICER COMPENSATION

As required by the executive compensation disclosure rules of the SEC, we are offering our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” and the “Compensation Tables” sections of this proxy statement beginning on pages 12 and 24, respectively.

We are asking our stockholders to indicate their support FOR the compensation of our NEOs as described in this proxy statement. We believe that our executive compensation program is well-structured to support the Company’s business objectives. We also believe that our compensation programs and policies reflect an overall pay-for-performance philosophy that is closely aligned with the interests of our stockholders. The Compensation Committee of the Board has overseen the development of a balanced compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12.

At our 2018 Annual Meeting of Stockholders, our stockholders approved our Fiscal 2017 compensation awarded to our NEOs, as described in last year’s proxy statement, with approximately 94.2% of the votes cast in favor of the proposal.

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation program for executive officers delivers a considerable portion of at-risk, pay-for-performance compensation;

•	We encourage long-term stock ownership by executive officers through our stock ownership guidelines and equity awards, which typically vest over two to three years;

•
We do not have any employment or severance agreements with executive officers that provide for cash severance payments automatically in connection with a change-in-control (i.e., no “single-trigger” cash provisions);

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer-funded pension;

•
We offer limited perquisites to our executive officers and do not provide travel for spouses or significant others, security services or systems, supplemental life or long-term care insurance, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services;

•	We do not pay the tax liability (i.e., gross-ups) associated with the payment or reimbursement of any severance we provide; and

•	The Committee periodically engages and receives advice from an independent compensation consultant.

We believe that the information we have provided above and within the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests continue to be aligned with our stockholders’ interests. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Compensation Tables and other related narrative disclosures.”

Because your vote on executive compensation is advisory, it is not binding on the Company, our Compensation Committee or our Board. However, we value the views of our stockholders and will continue to take into account the result of the vote when considering future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation and we expect to conduct our next advisory vote at our 2020 Annual Meeting of Stockholders.

Board Recommendation

The Board recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers as described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter can be found on the “For Investors” page in the “Corporate Governance” section of our website at www.christopherandbanks.com. In accordance with the written charter, the Audit Committee assists the Board in fulfilling its responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The Audit Committee of the Company’s Board of Directors is currently composed of the following independent directors: Seth Johnson (Chair), Jonathan Duskin and William Sharpe, III. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the NYSE and the SEC, and that each qualifies as an “audit committee financial expert”, as defined by the SEC.

Management is responsible for the Company’s internal controls and financial reporting process. Christopher & Banks’ independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to hire, monitor and oversee the independent registered public accounting firm.

During Fiscal 2018, the Audit Committee met and held discussions with management and with Deloitte & Touche LLP ("Deloitte"), the Company’s independent registered public accounting firm for the fiscal year ended February 2, 2019. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte. In addition, the Audit Committee reviewed and discussed with management and Deloitte, management’s annual report on internal control over financial reporting. This annual report did not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by our registered public accounting firm because as a smaller reporting company the Company is not subject to Section 404(b) of the Sarbanes-Oxley Act of 2002. The Audit Committee discussed with the independent accountants matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, "Communications with Audit Committees."

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit of the Company’s financial statements. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed with Deloitte its independence from us and our management. As part of that review, the Audit Committee received from Deloitte the written disclosures and the letter required by applicable rules of the PCAOB regarding the independent accountant's communications with audit committees concerning independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte as the Company’s independent registered public accounting firm. The Audit Committee has concluded Deloitte is independent from the Company and management.

Based upon the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and the report of Deloitte to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the SEC.

Members of the Audit Committee

Seth Johnson, Chair
Jonathan Duskin
William Sharpe, III

Independent Registered Public Accounting Firm Fees

KPMG LLP ("KPMG") served as our independent registered public accounting firm from 2011 to March 17, 2017. On March 17, 2017, the Board selected Deloitte as our independent public accounting firm. The following table presents the fees for services provided by Deloitte for Fiscal 2018 and 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$528,750	$525,000
Audit-Related Fees	52,500	—
Tax Fees	—	—
All Other Fees	—	—
Total	$581,250	$525,000

Audit Fees consist of professional services rendered for the audit of (a) our annual consolidated financial statements; (b) statutory and regulatory audits, consents and other services related to SEC matters; and (c) the effectiveness of internal control over financial reporting during Fiscal 2017 and (d) the review of interim consolidated financial statements for each quarter.

Audit-Related Fees consist primarily of professional services rendered in connection with regulatory filing reviews of the Company’s equity incentive plans and the implementation of new accounting standards during Fiscal 2018.

Tax Fees consist of professional fees in connection with tax research, tax advice and tax planning.

All Other Fees relate to fees paid for services that may be provided and which do not impact the Auditors independence.

Auditor Services Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by our independent registered public accounting firm prior to the firm’s engagement for such services. The Audit Committee has adopted a practice under which the Audit Committee established pre-approved categories of non-audit services that may be performed by our independent registered public accounting firm during the fiscal year. All fees paid to Deloitte for services in Fiscal 2018 and Fiscal 2017 were approved by the Audit Committee or Audit Committee Chair prior to the services being rendered.

ITEM 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The Audit Committee of our Board has selected Deloitte to serve as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

In the latter half of Fiscal 2016, the Audit Committee requested management to solicit proposals for audit services for Fiscal 2017. Based on the materials submitted and after discussion, including presentations by two of the firms who submitted proposals, effective March 17, 2017, the Audit Committee dismissed KPMG as our independent registered public accounting firm and appointed Deloitte as our independent registered public accounting firm for Fiscal 2017.

The reports of KPMG on our financial statements for the fiscal year ended January 28, 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During Fiscal 2016 and for the interim period of January 29, 2017 to March 17, 2017, there were no "disagreements" (as defined in Regulation S-K Item 304(a)(1)(iv)) between KPMG and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on the financial statements. During Fiscal 2016 and through March 17, 2017, there were no reportable events (as described in Regulation S-K Item 304(a)(1)(v)).

While it is not required to do so, our Board is submitting the selection of Deloitte for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Deloitte are expected to be present at the Annual Meeting, to be available to answer stockholder questions and to have the opportunity to make a statement if they desire to do so.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 4 — AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT ANY TIME PRIOR TO OUR 2020 ANNUAL MEETING AT A RATIO OF 1-FOR-3 TO 1-FOR-8, SUCH RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS

General
On April 25, 2019, our Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to the stockholders for their approval a proposal to authorize the Board, in its discretion, to amend our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (i) effect a reverse stock split of our issued and outstanding common stock at a ratio within a range from 1-for-3 to 1-for-8, such ratio to be determined by the Board (the “Reverse Stock Split”), and (ii) reduce the number of authorized shares of common stock by a corresponding ratio (the “Authorized Shares Reduction,” and together with the Reverse Stock Split, the “Reverse Stock Split Amendments”).

Approval of this proposal by our stockholders will grant the Board the authority, without further action by the stockholders, to carry out such action any time prior to the annual meeting of our stockholders in 2020, with the exact Reverse Stock Split ratio and timing to be determined at the discretion of the Board. The Board may determine in its discretion not to effect the Reverse Stock Split and not to file the Reverse Stock Split Amendments. If stockholders approve this proposal and we effect the Reverse Stock Split, then between 3 to 8 shares of our stock issued and outstanding or held in treasury would be combined and reclassified into one share of common stock.

The Authorized Shares Reduction, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board. The table below illustrates a range of the possible Reverse Stock Split ratios, together with (i) the implied number of authorized shares of common stock resulting from the Authorized Shares Reduction, based on 74,000,000 shares of common stock currently authorized under our Certificate of Incorporation, and (ii) the implied number of issued and outstanding shares of common stock resulting from the Reverse Stock Split, based on 38,331,647 shares of our common stock issued and outstanding as of April 18, 2019.

Possible Reverse Stock Split Ratios	Implied Number of Authorized Shares of Common Stock Following the Reverse Stock Split	Implied Approximate Number of Issued and Outstanding Shares of Common Stock Following the Reverse Stock Split*
1 for 3	24,666,666	12,777,215
1 for 6	12,333,333	6,388,607
1 for 8	9,250,000	4,791,456

* Excludes the effect of fractional share treatment.

If we effect the Reverse Stock Split, then, except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of then-outstanding common stock immediately following the Reverse Stock Split that such stockholder held immediately prior to the Reverse Stock Split. The par value of our common stock would remain unchanged at $0.01 per share.
If the Reverse Stock Split Amendments are approved by our stockholders and the Board elects to effect the Reverse Stock Split, a certificate of amendment to the Certificate of Incorporation, substantially in the form of the Certificate of Amendment attached as Appendix A to this Proxy Statement, that sets forth the Reverse Stock Split Amendments and the Reverse Stock Split ratio, to be determined by the Board in its discretion, will be filed with the Secretary of State of the State of Delaware with immediate effect.

Reasons for the Reverse Stock Split and Other Considerations

The Board is proposing the Reverse Stock Split in order to reduce the number of issued and outstanding shares and to increase the per share trading value of our common stock. The Board believes that the Reverse Stock Split is desirable and should be approved by stockholders for a number of reasons, including, without limitation, the following:

Facilitating a Listing on a National Exchange

•
Our common stock was previously publicly traded and listed on the NYSE under the symbol "CBK." On April 17, 2019, the NYSE notified us that they had commenced proceedings to delist our common stock from the NYSE because we had not maintained an average global market capitalization over a consecutive 30 trading day period of at least $15 million. The NYSE subsequently suspended trading of our common stock after the market close on April 17, 2019. The Company, on April 30, 2019, exercised its right to seek review of this determination by a Committee of the Board of Directors of the NYSE. The review could be completed before the Annual Meeting. If the NYSE affirms the original delisting determination they will proceed with delisting procedures following such determination. Following the suspension of trading by the NYSE, our common stock is now publicly traded on the OTCQX, an over-the-counter market, under the symbol "CBKC," and we intend to relist our common stock on a national exchange in the future upon meeting the applicable listing standards of that exchange.

•
A sufficiently large increase in the share price of our common stock, such as one that could result from the Reverse Stock Split, would put the Company in a better position to either maintain our listing on the NYSE or alternatively list our common stock on another national exchange such as the Nasdaq Stock Market LLC ("Nasdaq") or the NYSE American (also known as NYSE MKT and formerly known as the American Stock Exchange), subject to our satisfaction of the applicable listing standards. We believe that maintaining a listing on a national exchange is in the best interests of our stockholders. A listing on a national exchange may enhance our ability to raise additional funds and the ability of our investors to trade in our common stock may increase the overall trading volume of our common stock, and may decrease its price volatility. To remain in compliance with the NYSE listing standards, among other things, we must maintain an average global market capitalization of at least $50 million, based on a 30-day average closing price of our common stock and an average closing price of $1.00 for a period of 30 consecutive trading days. As in our case, the NYSE promptly initiates suspension and delisting procedures if a company is determined to have an average global market capitalization over a consecutive 30 day trading period of less than $15.0 million. To be eligible for listing on Nasdaq, we are required to meet the Nasdaq's initial listing standards, which include, among other things, that our shares must meet a minimum bid price of $4.00 or a minimum closing price of $3.00 per share at time of listing, depending upon which Nasdaq market the Company's listing is on, and we must have a market value of publicly-held shares of at least $15 million. To be eligible for listing on the NYSE American, we are required to meet its initial listing standards, which include, among other things, that our shares must meet a minimum bid price of $3.00 and a market value of publicly-held shares of $15 million.

Other Reasons for the Reverse Stock Split

In addition to putting us in a better position to being listed on a national exchange, other potential benefits to the Reverse Stock Split include that:

•	The Reverse Stock Split would reduce the number of our outstanding shares to a level more appropriate for a company with our market capitalization;

•	The Reverse Stock Split could decrease price volatility, as small price movements now cause relatively large percentage changes in our stock price;

•
If we are successful in maintaining a higher stock price, we believe it will improve the perception of our common stock as an investment security and will generate greater interest in our Company among professional investors and institutions;

•
The Reverse Stock Split may help to increase analyst and broker interest in our stock as their policies can either prohibit or discourage them from following or recommending companies with lower stock prices or companies with delisted stocks. Because of the trading volatility often associated with lower-priced stocks and delisted stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher; and

•
The Reverse Stock Split could reduce stockholder transaction costs because investors would pay lower commissions to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

Certain Risks Associated with the Reverse Stock Split

You should recognize that if the Reverse Stock Split is effected, you will own fewer shares than you currently own. While the Reverse Stock Split should result in an increase in the per share price of our common stock, it may not increase the per share price in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price, which depends on many factors, including our performance and future prospects.
Furthermore, even if the Reverse Stock Split were to increase the price per share of our common stock, we may not be able to satisfy other listing standards of a national exchange, which we must comply with in order to be listed on such an exchange. For example, the Reverse Stock Split will have no direct impact on the aggregate market value of our publicly-held shares, which as of the date of this Proxy Statement, falls below the $15 million minimum necessary to qualify for a listing on the Nasdaq or the NYSE American, and our average market capitalization falls below the $50 million required by the NYSE.

You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in our Company.  However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Furthermore, the liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split.

In addition, if a Reverse Stock Split were implemented, it would increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

The Board considered all of the foregoing factors, and determined that the Reverse Stock Split Amendments are in the best interests of the Company and its stockholders.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single Reverse Stock Split ratio) is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, the Board would carry out the Reverse Stock Split only upon the Board's determination that the Reverse Stock Split would be in the best interests of the stockholders at that time. The Board would then set the ratio for the Reverse Stock Split within the range approved by stockholders and in an amount it determines is advisable and in the best interests of the stockholders, considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Board may consider numerous factors, including:

•	the listing criteria of national exchanges;

•	the historical and projected trading price and trading volume of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock;

•	the then-prevailing trading price for our common stock and the trading volume level thereof; and

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs.

The Board intends to select a Reverse Stock Split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split described above. The Reverse Stock Split is not intended as, and will not have the effect of, constituting a "going private transaction" covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.

Principal Effects of the Reverse Stock Split

Effect on Existing Common Stock
If the Reverse Stock Split is approved and effected, the number of shares of common stock issued and outstanding will be reduced from 38,331,647 shares (as of April 18, 2019) to between approximately 4,791,456 shares and 12,777,215 shares, depending on which Reverse Stock Split ratio is ultimately effected. Except for the change resulting from the adjustment for fractional shares (described below), the change in the number of shares of common stock outstanding that will result from the Reverse Stock Split will not affect any stockholder’s percentage ownership in the Company. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Stock Split.

Effect on Preferred Stock
Currently we are authorized to issue up to a total of 1,000,000 shares of preferred stock, none of which is outstanding. The Reverse Stock Split will not impact the authorized number of shares of preferred stock.

Effect on Authorized but Unissued Shares
The number of authorized but unissued shares of common stock will be reduced by a corresponding ratio in the same manner as the issued and outstanding shares of common stock. As a result, the Reverse Stock Split, in and of itself, would have no direct impact on our ability to use authorized but unissued shares to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, our our ability to use such shares for future issuance in dilutive equity financing transactions.

Effect on Equity Compensation Plans
The proposed Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity compensation plans in proportion to the Reverse Stock Split ratio selected by the Board.

Under the terms of our equity compensation plans and awards, the proposed Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of outstanding awards in proportion to the ratio of the Reverse Stock Split, and will cause a proportionate increase in any exercise price of such awards.

The Board has also authorized any changes to our equity plans that are necessary, desirable, or appropriate to give effect to the Reverse Stock Split, including any applicable technical or conforming changes.

Accounting Matters

The par value per share of our common stock will remain unchanged at $0.01 per share after the Reverse Stock Split. As a result of the Reverse Stock Split, at the effective time, the stated capital on the Company’s balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split ratio. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. In addition, the earnings or loss per share of our common stock, for all periods disclosed in future SEC reports, will be restated to reflect the fewer number of outstanding shares of common stock.

Effective Date

If this proposal is approved and we effect the Reverse Stock Split, we will file the proposed Certificate of Amendment with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective when filed with the Secretary of State of the State of Delaware. No further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split. If the Board does not implement the Reverse Stock Split prior to the annual meeting of our stockholders in 2020, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The Board reserves its right to elect not to proceed and to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Mechanics of the Reverse Stock Split

Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will, until surrendered and exchanged as described below, for all corporate purposes, be deemed to represent, respectively, only the number of post-split shares.

Exchange of Stock Certificates
Shortly after the Reverse Stock Split becomes effective, stockholders will be notified and offered the opportunity at their own expense and in accordance with the procedures to be set forth in a letter of transmittal to be sent by our stock transfer agent, to surrender their current certificates to our stock transfer agent in exchange for a statement of holding. When you submit your certificate representing the pre-split shares of common stock, your post-split shares, if any, will be held electronically in a direct registration book entry account. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares, if any, you own. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest or if you hold restricted shares. In connection with the Reverse Stock Split, the CUSIP number for our common stock will change from its current CUSIP number. This new CUSIP number will appear on any new stock certificates and direct registration account statements issued representing post-split shares.

Stockholders should not destroy any share certificate(s) and should not submit any share certificate(s) until following the announcement by the Company of the completion of the Reverse Stock Split.

Effect on “Book-entry” Holders of Common Stock
Holders of common stock may hold some or all of their common stock electronically in book-entry form (“street name”) under the direct registration system. These stockholders will not have stock certificates evidencing their ownership. They will, however, be provided with a statement of holding reflecting the number of shares of common stock registered in their accounts. If you hold common stock in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.

Fractional Shares

No fractional shares will be issued. In lieu of any fractional shares, any holder of less than one share of common stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) for such holder’s fractional share based upon the closing price of our common stock on a national exchange or the average of the closing "bid" and "asked" prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on the trading day immediately prior to the effective time of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split). The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except the right to receive a cash payment as described above.

Dissenters' or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters' or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares of our common stock or any other of our securities.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following describes the anticipated material U.S. federal income tax consequences of the Reverse Stock Split to “U.S. holders” (as defined herein) of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretations. No advance ruling has been or will be sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth herein. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

This summary also does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our common stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment), or (iv) persons who own more than 5% of our common stock. This summary also does not address any tax consequences to holders who are not U.S. holders.

Each holder of our common stock should consult his, her or its own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

U.S. Holders
For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of the partner will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of our common stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax consequences of the Reverse Stock Split in light of their specific circumstances.

If a U.S. holder exchanges more than one “block” of shares of our common stock (that is, groups of shares that the U.S. holder acquired at different times or at different prices), the U.S. holder must calculate basis and holding period separately as to each block. Any such U.S. holder should consult with his, her or its own tax advisors regarding the manner in which shares of our common stock received in the Reverse Stock Split should be allocated among different blocks of shares of our common stock.

The Reverse Stock Split should be treated as a recapitalization pursuant to Code Section 368(a)(1)(E) for U.S. federal income tax purposes. Accordingly, except as described herein with respect to a cash payment in lieu of fractional shares of our common stock, no gain or loss should be recognized upon the Reverse Stock Split. The aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives a cash payment in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to the fractional share of our common stock. The capital gain or loss should be a long-term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a U.S. holder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Code Section 301, so U.S. holders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

Information Reporting and Backup Withholding
Information returns generally will be required to be filed with the IRS with respect to the cash payment in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Vote Required

The affirmative vote of the holders of a majority of the shares of our issued and outstanding common stock is required to authorize the Board, in its discretion, to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction.

Board Recommendation

The Board recommends a vote “FOR” authorizing the Board, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Shares Reduction.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What proposals will be voted on at the Annual Meeting?

There are four proposals to be voted on at the Annual Meeting:

1.	Election of six directors as nominated by the Board to each serve a one-year term;

2.	Approval, on an advisory basis, of the compensation of our named executive officers (the “Say-on-Pay Proposal”);

3.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;

4.	Authorization of the Board, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Shares Reduction (the “Reverse Stock Split Proposal”); and

5.	Any other business that may properly come before the meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the six nominees to the Board;

•	FOR the approval, on an advisory basis, of the Say-on-Pay Proposal;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020; and

•	FOR authorizing the Board, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Shares Reduction.

Will any other business be considered at the meeting?

Our Board does not intend to present any other matters for a vote at the Annual Meeting. Our by-laws provide that a stockholder may present a proposal at the Annual Meeting that is not included in this proxy statement only if proper written notice was received by us. No stockholder has given the timely notice required by our by-laws in order to present a proposal at the Annual Meeting. If any other business properly comes before the meeting, however, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

Who may attend and vote at the Annual Meeting?

All stockholders who owned shares of Christopher & Banks common stock, par value $0.01 per share (the “Common Stock”) at the close of business on April 29, 2019 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof. Holders of our Common Stock at the close of business on the Record Date are entitled to vote at our Annual Meeting. As of the Record Date, 38,197,347 shares of our Common Stock were outstanding and entitled to vote.

How many votes do I have?

For each matter, you have one vote for each share of our Common Stock that you owned on the Record Date.

How do I vote my shares?

Stockholders of Record. If you are a stockholder of record, you may vote in the following ways:

•
By Internet. You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the control number included on your Notice of Availability or your proxy card in order to vote by Internet. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., Eastern Time, on June 25, 2019.

•
By Telephone. You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the control number included on your Notice of Availability or on your proxy card in order to vote by telephone. Telephone voting is available 24 hours per day. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Time, on June 25, 2019.

•
By Mail. If you have received a printed copy of the proxy materials from us by mail, you may vote by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the proxy card in the envelope provided to us. To be valid, your vote by mail must be received by us by 11:59 p.m., Eastern Time, on June 25, 2019.

•	At the Annual Meeting. You may vote your shares in person during the Annual Meeting if you are a registered stockholder.

Beneficial Owners. If you are a beneficial owner, you may vote by submitting voting instructions to your broker or other nominee holding your shares. You should follow the instructions in the Notice of Availability or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

Your vote is important, and we encourage you to vote promptly.

What constitutes a quorum for holding the Annual Meeting?

In accordance with our by-laws, shares equal to a majority of the outstanding shares of our Common Stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	you are present and vote in person at the Annual Meeting;

•	you have properly and timely submitted your vote as described above under “How do I vote my shares?”; or

•
you hold your shares in street name, as described below, and you do not provide voting instructions and your broker, bank, trust or other nominee uses its discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm.

If a quorum is not present or represented at the Annual Meeting, the stockholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement of adjournment at that time, until a quorum is present or represented.

What is the effect of giving a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. Our Board is soliciting your proxy to be used at the Annual Meeting. When you submit a proxy, you appoint Keri Jones, our President, CEO and a director; Richard Bundy, our Chief Financial Officer; and Luke Komarek, our General Counsel and Corporate Secretary, as your representatives at the Annual Meeting. One or all of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you timely sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the six nominees for director and, subject to applicable rules and regulations, in favor of the other three proposals, and with respect to any other matter that may be properly presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If you have a stock certificate or hold shares in a book-entry form with our transfer agent Broadridge Financial Solutions, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares, using the method described above under “How do I vote my shares?”.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report to our stockholders, primarily via the Internet. On or about May 15, 2019, we mailed to our stockholders the Notice of Availability that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet.

What does it mean if I receive more than one Notice of Availability or proxy card?

If you receive more than one Notice of Availability, proxy card or voting instruction form, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of each of the six nominees to the Board;

•	FOR the approval, on an advisory basis, of the Say-on-Pay Proposal;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;

•	FOR the authorization of the Board, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Shares Reduction.

When voting by telephone, stockholders can choose to submit their vote on each proposal or to vote per the Board’s recommendation.

Note: If you are a street name holder and fail to instruct your broker, bank, trust or other nominee how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed”. The NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. The applicable NYSE rules permit brokers to exercise discretion to vote uninstructed shares with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm or the Reverse Stock Split Proposal. The rules do not permit member brokers to exercise discretion with respect to: (i) the proposal to elect directors; or (ii) the Say-on-Pay Proposal. If the broker, bank, trust or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as “broker non-votes”. For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “What vote is required to approve each proposal, and how are votes counted?”.

Your vote is very important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters to be considered at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You may revoke your proxy and change your vote by:

•	submitting a later-dated and properly executed proxy card to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting;

•	by delivering a written notice of revocation to our Corporate Secretary at the Company’s address listed above, which must be received by us before the time of the Annual Meeting; or

•	by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted.

If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Time on Tuesday, June 25, 2019.

What vote is required to approve each proposal, and how are votes counted?

You may vote “FOR”, “AGAINST” or “ABSTAIN” for each nominee for the Board and on each of the other proposals.
If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum.

(This space intentionally left blank.)

The table below summarizes the proposals that will be voted on, the vote required to approve each proposal, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Board Recommendation	Broker Discretionary Voting Allowed	Impact of Abstention	Impact of Broker Non-Vote
Proposal 1-Election of six directors	Majority of votes cast (1)(2)	For	No	None	None
Proposal 2- Approval, on an advisory basis, of the Say-on-Pay Proposal	Majority of votes cast (1)	For	No	None	None
Proposal 3-Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020	Majority of votes cast (1)	For	Yes	None	N/A
Proposal 4-Authorization of the Board of Directors, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Shares Reduction	Majority of the outstanding shares entitled to vote	For	Yes	Against	Against

(1)	A majority of the votes cast for this purpose, means that the number of shares voted “For” a director or a proposal exceeds the number of shares voted “Against” that director or Proposal.

(2)
If an incumbent director receives less than a majority of the votes cast; then as described on page 1, that director must tender his or her resignation to the Board, and the Board will determine whether to accept or reject such resignation. In a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), the vote standard will be a plurality of votes cast. A plurality means that the six director nominees who receive the highest number of votes cast will be elected.

Where can I find the voting results of the meeting?

We plan to announce preliminary voting results at the Annual Meeting. We also intend to publish the final voting results in a Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who will count the votes?

Broadridge Financial Solutions will count the votes and act as the inspector of election.

How can I attend the Annual Meeting?

All of our stockholders are invited to attend the Annual Meeting. We will not require tickets for admission to the Annual Meeting. However, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. No cameras, cellular phones, pagers or personal computing devices will be allowed to be used during the meeting. All attendees are expected to comply with the Rules of Conduct for the Annual Meeting, which will be made available to those attending the meeting.

Are members of the Board required to attend the Annual Meeting?

Directors are encouraged, but not required, to attend the Annual Meeting. Six of our seven Board members attended the 2018 Annual Meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. The Company has engaged the Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. We will also reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. Proxies may also be solicited by our employees, acting without any additional compensation.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows how many shares of our Common Stock were beneficially owned as of April 18, 2019 by each of our directors, director nominees and the NEOs and by all of our directors, director nominees and executive officers as a group. Except as otherwise provided, all of the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Common Stock Outstanding
Jonathan Duskin	4,989,213	(3)(4)	13.0%
Seth Johnson	172,736		*
Keri Jones	519,173		1.35%
Kent Kleeberger	155,303		*
William Sharpe, III	237,726		*
Laura Weil	150,303		*
Joel Waller	790,000		2.1%
Allison Wing	—		*
Richard Bundy	20,000		*
Monica Dahl	274,870		*
Andrea Kellick	—
Luke Komarek	271,239		*
Patricia Perket	26,979
Michelle Rice	13,608		*
Marc Ungerman	—		*
Directors, Director Nominees and Executive Officers as a group (17 persons)	7,839,448		20%

*	Less than 1%

(1)
The amounts listed include 50,000 shares of restricted stock that are scheduled to vest within 60 days from April 18, 2019 for each of Mr. Duskin, Mr. Johnson, Mr. Kleeberger, and Ms. Weil; and 50,000 restricted stock units in the case of Mr. Sharpe; and in the case of Ms. Jones, 13,890 shares, and for all directors, director nominees and executive officers as a group, 263,890 shares.

(2)
The amounts listed include the following number of shares of Common Stock for which the directors and executive officers have the right to acquire beneficial ownership within 60 days from April 18, 2019, through the exercise of stock options: Ms. Dahl, 215,325; Ms. Jones, 391,183; Mr. Komarek, 199,570; Mr. Waller, 750,000; and all directors, director nominees and executive officers as a group, 1,736,918.

(3)
4,790,597 shares of common stock of the Company are directly held by Macellum Retail Opportunity Fund, LP (“Opportunity Fund”). Macellum Management, LP (“Macellum Management”) may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Opportunity Fund as the investment manager for Opportunity Fund and Macellum Advisors GP, LLC (“Macellum GP”) may be deemed to have voting and investment power over the shares as the general partner of Opportunity Fund and Macellum Management. Jonathan Duskin is the sole member of Macellum GP and may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Opportunity Fund by virtue of his relationship with Macellum GP. Macellum GP and Mr. Duskin may be deemed to have a pecuniary interest in the shares of common stock of the Company directly held by Opportunity Fund due to Macellum GP’s right to receive a performance-based allocation. Each of Macellum Management, Macellum GP and Mr. Duskin disclaims beneficial ownership of the shares of common stock of the Company directly held by Opportunity Fund except to the extent of their pecuniary interest therein.

(4)
68,313 shares of common stock of the Company are directly held by Macellum Capital Management, LLC ("Macellum Capital Management"). MCM Managers, LLC ("MCM Managers") may be deemed to have voting and investment power of the shares of common stock of the Company directly held by Macellum Capital Management as the managing member of Macellum Capital Management and MCM Management, LLC ("MCM Management") may be deemed to have voting and investment power over the shares as the managing member of MCM Managers. Mr. Duskin may be deemed to have voting and investment power over the shares of common stock of the Company directly held by Macellum Capital Management as the managing member of MCM Management. MCM Managers, MCM Management and Mr. Duskin may be deemed to have a pecuniary interest in the shares of common stock of the Company directly held by Macellum Capital Management due to MCM Managers’ right to receive a performance-based allocation. Each of MCM Managers, MCM Management and Mr. Duskin disclaims beneficial ownership of the shares of common stock directly held by Macellum Capital Management except to the extent of their pecuniary interest therein.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of April 18, 2018, the persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

Macellum Retail Opportunity Fund, LP	4,858,910	(1)	12.7%
99 Hudson Street, 5th Floor
New York, NY 10013

Renaissance Technologies LLC	2,785,895	(2)	7.27%
800 Third Avenue
New York, NY 10022

Cleveland Capital, L.P.	2,260,000	(3)	5.9%
1250 Linda Street, Suite 304
Rocky River, OH 44116

(1)
This information is based on a Schedule 13D/A jointly filed with the SEC on July 9, 2018, by Macellum Retail Opportunity Fund, LP (“Opportunity Fund”), Macellum Capital Management, LLC (“Macellum Capital Management”), Macellum Advisors GP, LLC (“Macellum GP”), Macellum Management, LP (“Macellum Management”), MCM Managers, LLC (“MCM Managers”), MCM Management, LLC (“MCM Management”) and Jonathan Duskin, reporting information as of July 5, 2018, as updated by the Form 4 filed on January 18, 2019. Mr. Duskin has sole voting power and sole dispositive power over 4,790,597 shares. Each of Opportunity Fund, Macellum GP and Macellum Management have sole voting power and sole dispositive power over 4,502,460 shares. Each of Macellum Capital Management, MCM Managers, and MCM Management has the sole voting power and sole dispositive power over 68,313 shares. Macellum Management serves as the investment manager for Opportunity Fund. Macellum GP serves as the general partner of Opportunity Fund and Macellum Management. MCM Managers serves as the managing member of Macellum Capital Management, and MCM Management serves as the managing member of MCM Managers. Mr. Duskin is the sole member of Macellum GP and is the managing member of MCM Management. Mr. Duskin may be deemed to indirectly beneficially own the securities directly held by Opportunity Fund and Macellum Capital Management because Mr. Duskin may be deemed to have voting and investment power over such securities by virtue of his relationship with Macellum GP and MCM Management. In the Schedule 13D/A filing, each of Macellum Management, Macellum GP, MCM Managers, MCM Management and Mr. Duskin disclaims beneficial ownership of the Company's securities as to which the Schedule 13D/A relates.

(2)
This information is based on a Schedule 13G/A jointly filed with the SEC on February 13, 2019, by Renaissance Technologies LLC ("RTL") and Renaissance Technologies Holdings Corporation ("RTHC") reporting information as of December 31, 2018. Each of RTL, an investment adviser, and RTHC, an investment adviser and majority owner of RTL, has sole voting power and sole dispositive power over 2,785,895 shares.

(3)
This information is based on a Schedule 13G/A jointly filed by Wade Massad, Cleveland Capital, L.P. (“Cleveland Partnership”) and Cleveland Capital Management, L.L.C. (“Cleveland Capital”) reporting information as of December 31, 2018. Each of Cleveland Partnership and Cleveland Capital, an investment adviser, has shared voting power and shared dispositive power over 2,200,000 shares. Mr. Massad has shared voting power and shared dispositive power over 2,260,00 shares. The shares reported in the filing are held by Cleveland Partnership or Mr. Mussad. Mr. Mussad is the managing member of the General Partner of Cleveland Partnership and the managing member of Cleveland Capital.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the SEC. Based on our review of filed reports by our directors and executive officers pursuant to Section 16(a) of the Exchange Act and on written representations from our executive officers and directors, we believe that all of our directors and executive officers complied with their filing requirements in Fiscal 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Support Agreement

As discussed on pages 1-2 of this proxy statement, we have entered into a Support Agreement with Macellum and Jonathan Duskin, a director-nominee, and an affiliate of Macellum. In accordance with the Support Agreement, we have included in the slate of nominees recommended by the Board for election at the 2019 Annual Meeting, and are soliciting proxies in favor of, Jonathan Duskin and Seth Johnson, the individuals nominated by Macellum pursuant to the Support Agreement. The Support Agreement will terminate upon mutual agreement of the Company and Macellum or on the date and time that all Macellum Designees no longer serve on the Board. For more information, see “Item One – Election of Directors – Director Nomination Process.”

Corporate Policies

Our Code of Conduct provides that all employees and directors must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties or responsibilities to us. Each director and executive officer is instructed to inform our Chief Compliance Officer when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our guidelines. Waivers of these conflict of interest rules with regard to a director or executive officer will require the prior approval of our Board or the Governance & Nominating Committee.

The Board also has adopted a Related Person Transaction Policy under which the Audit Committee is responsible for reviewing and approving or ratifying transactions involving the Company and related parties. Under the policy, a “related person” includes our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock and their respective immediate family members. The policy applies to transactions in which the Company is a participant and a related person (or any entity in which a related person is an executive officer or general partner or in which one or more related parties together have a 10% or more ownership interest) has a direct or indirect interest and the amount involved is reasonably anticipated to exceed $15,000 in a fiscal year or in the case of employment of a related person, the annual salary of the related person exceeds $50,000. Under the policy, the Audit Committee reviews and considers a written summary of the related person transaction, which addresses, among other criteria, (i) the material terms of the transaction, including the amount payable or anticipated to be paid to the related person; (ii) the business purpose of the transaction; (iii) the benefits to the Company and the related person of the transaction; and (iv) whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction was negotiated on an arm's-length basis and made under terms and conditions on the whole that are at least as favorable to the Company as would be available in a comparable transaction with or involving unaffiliated third parties. In determining whether the related person transaction should be approved, the Audit Committee also considers (i) whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interests of the Company; and (ii) any other matters that the Audit Committee deems appropriate.

The SEC has specific disclosure requirements covering certain types of transactions that we may engage in with our directors, executive officers or other specified parties. Under the SEC rules, we are required to disclose if the Company or any of our subsidiaries was or is to be a participant in any transaction, or series of similar transactions, in which the amount involved exceeds $120,000, and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock or any of their respective immediate family members had, or will have, a direct or indirect material interest.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices on or before January 15, 2020. The proposal should be addressed to Corporate Secretary, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In accordance with our by-laws, in order to be properly brought before the 2020 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, including a director nomination, must be delivered to our principal executive offices in Plymouth, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 27, 2020, and no later than March 29, 2020.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Our 2018 Annual Report to Stockholders, including financial statements for the fiscal year ended February 2, 2019, accompanies this proxy statement. Our Annual Report to Stockholders is also available on our website at www.christopherandbanks.com. Stockholders may obtain a copy of our 10-K Report, which is on file with the SEC, without charge by viewing the report on our website at www.christopherandbanks.com or by writing to Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441. Copies of any exhibits to the 10-K Report are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Availability, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Currently, only brokers household our proxy statements, annual reports and notices, delivering a single proxy statement, annual report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability, or if you are receiving multiple copies of these documents and wish to receive only one, please contact us in writing at Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441, or by telephone at (763) 551-5000. We will deliver promptly upon written or oral request a separate copy of our proxy statement, annual report and/or notice to a stockholder at a shared address to which a single copy of such documents was delivered. If you hold your shares in street name, contact your broker, bank or other nominee.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies will vote as they deem in our best interests.

By Order of the Board

Keri L. Jones
President and Chief Executive Officer
May 15, 2019
Plymouth, Minnesota

APPENDIX A
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CHRISTOPHER & BANKS CORPORATION

I, Luke Komarek, certify that:

1.
The following resolution was duly adopted and approved by the Board of Directors of Christopher & Banks Corporation (the “Corporation”), on April 25, 2019, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article FOURTH, of the Restated Certificate of Incorporation of the Corporation be amended and restated as follows:
“FOURTH. That the total number of shares of stock that the Corporation shall have authority to issue is _____ (_____) shares, of which (a) one million (1,000,000) shares shall be undesignated preferred stock having a par value of $.01 per share (the “Preferred Stock”), and (b) _____ (_____) shares shall be common stock with the par value of $.01 per share (the “Common Stock”). Notwithstanding the foregoing, the Corporation shall not issue nonvoting equity securities, whether in the form of Common Stock or other equity securities.
Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each _____ shares of the Corporation’s Common Stock issued and outstanding or held in treasury shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $.01 per share, of the Corporation (the “Reverse Stock Split”). No fractional shares will be issued. In lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing price of the common stock on a national exchange or the average of the closing "bid" and "asked" prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on the trading day immediately prior to the Effective Time (as adjusted to give effect to the Reverse Stock Split). The Corporation shall, through its transfer agent, provide a book-entry statement reflecting the number of shares of Common Stock to which the holder is entitled following the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

2.
The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on June 26, 2019, at an Annual Meeting of the Stockholders of the Corporation, and such amendment has not been subsequently modified or rescinded.

Dated: ____, 2019

Luke Komarek
Senior Vice President, General Counsel and Corporate Secretary

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 26, 2019

CHRISTOPHER & BANKS CORPORATION

CHRISTOPHER & BANKS CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P O BOX 1342
BRENTWOOD, NY 11717

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 29, 2019
Date: June 26, 2019 **Time:** 9:00 AM CDT
Location: Dorsey & Whitney LLP
50 South 6th Street
Suite 1500
Minneapolis, MN 55402

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 12, 2019 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000422729_2 R1.0.1.18

Voting items

Nominees

1a. Jonathan Duskin

1b. Seth R. Johnson

1c. Keri L. Jones

1d. Kent A. Kleeberger

1e. William F. Sharpe, III

1f. Allison M. Wing

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

0000422729_3 R1.0.1.18

CHRISTOPHER & BANKS CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P O BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/25/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/25/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Nominees	For	Against	Abstain
1a. Jonathan Duskin	☐	☐	☐
1b. Seth R. Johnson	☐	☐	☐
1c. Keri L. Jones	☐	☐	☐
1d. Kent A. Kleeberger	☐	☐	☐
1e. William F. Sharpe, III	☐	☐	☐
1f. Allison M. Wing	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000422730_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

CHRISTOPHER & BANKS CORPORATION
Annual Meeting of Stockholders
June 26, 2019 9:00 AM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Keri L. Jones, Richard R. Bundy and Luke R. Komarek, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of CHRISTOPHER & BANKS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CDT on June 26, 2019 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of all director nominees and FOR proposals 2, 3 and 4.

Address Changes/Comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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